                                                                       EXHIBIT 1











                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              FLP HOLDINGS III LLC,
                                RYMER FOODS, INC.

                                       AND

                              RFI ACQUISITION, INC.




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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of April 10, 2001 between FLP HOLDINGS III LLC, an Illinois limited liability company ("Parent"), RYMER FOODS, INC., a Delaware corporation ("Rymer"), and RFI ACQUISITION, INC., a Delaware corporation ("Merger Sub").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of Rymer and Parent have approved and declared advisable a merger of Merger Sub with and into Rymer upon the terms and subject to the conditions set forth in this Agreement, with Rymer to be the surviving corporation in the Merger, and the Board of Directors of Rymer has resolved to recommend that the stockholders of Rymer approve the Merger upon the terms of this Agreement;

         WHEREAS, the Boards of Directors of Merger Sub and Rymer have determined that the Merger is fair to and in the best interests of their respective stockholders;

         WHEREAS, pursuant to provisions contained in the Certificate of Incorporation of Rymer, the Merger is subject to the approval of a two-thirds (2/3) majority of the outstanding shares of the $0.04 par value common stock of Rymer (the "Rymer Common Stock");

         WHEREAS, certain stockholders of Rymer holding not less than seventeen and three-tenths percent (17.3%) of the outstanding Rymer Common Stock have entered into voting agreements, dated as of the date hereof (collectively, the "Voting Agreements"), pursuant to which they have agreed, among other things, to vote all shares of Rymer Common Stock owned by such stockholders in favor of the Merger; and

         WHEREAS, Parent has caused Merger Sub to be formed for the purpose of effecting the Merger and the Board of Directors and sole stockholder of Merger Sub have each approved the Merger and this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

                  Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with Section 251 of the General Corporation Law of the State of Delaware ("DGCL"), at the Effective Time (as defined below) Merger Sub shall be merged with and into Rymer (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and Rymer shall continue its existence as a Delaware corporation, shall be the surviving corporation in the Merger (the "Surviving Corporation"), and shall change its name to "Rymer Foods, Inc."

                  Section 1.02 Closing; Effective Time. As promptly as practicable, and in no event later than five business days after the satisfaction or waiver of the conditions set forth in Article VII (including, without limitation, the approval of the Merger by the requisite vote of the holders of the outstanding shares of Rymer Common Stock), the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the DGCL. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Michael Best & Friedrich LLC, 77 West Wacker Avenue, Chicago, Illinois or such other place as the parties may agree (the date on which such closing takes place being the "Closing Date").

                  Section 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at and after the Effective Time: (a) all the property, rights, immunities, privileges, powers and franchises of Rymer and Merger Sub shall vest in the Surviving Corporation, without further act or deed and without reversion or impairment; (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of Rymer and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and be enforceable against the Surviving Corporation to the same extent as if the same had been contracted by the Surviving Corporation; and (c) a civil, criminal, administrative or investigatory proceeding against either of Rymer or Merger Sub may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for Rymer or Merger Sub, as the case may be.




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                  Section 1.04 Certificate of Incorporation; By-laws.

         (a) From and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law and this Agreement, except that, as of the Effective Time, Article I of such Certificate of Incorporation shall be amended to read as follows: "The name of the Corporation is `Rymer Foods, Inc.'".

         (b) From and after the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

                  Section 1.05 Directors and Officers.

         (a) Directors. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and applicable Law.

         (b) Officers. From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and applicable Law.

                  Section 1.06 Additional Actions. If, at any time at or after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Rymer or its subsidiaries, or (b) otherwise carry out the provisions of this Agreement, Rymer and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Rymer or otherwise to take any and all such action.

                                   ARTICLE II
                      CONVERSION OF SECURITIES; EXCHANGE OF
                        CERTIFICATES; DISSENTERS' RIGHTS

                  Section 2.01 Effect on Capital Stock and Rymer Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Rymer Common Stock or any other holder of capital stock of Rymer or any shares of capital stock of Merger Sub:

         (a) Cancellation of Rymer Owned Stock. All shares of Rymer Common Stock that are held (i) in the treasury of Rymer, (ii) by any wholly owned subsidiary of Rymer or (iii) by Merger Sub shall be canceled and retired and shall cease to exist without any consideration payable therefor.

         (b) Conversion of Rymer Common Stock. Each share of Rymer Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as herein defined) and shares of Rymer Common Stock referred to in Section 2.01(a)) shall be converted into the right to receive from the Surviving Corporation in cash $0.525 per share of Rymer Common Stock, subject to adjustment to reflect the payment by Rymer of certain Transaction Costs as set forth in and in the manner described in Section 8.03(a) hereof (the "Merger Consideration") without interest thereon upon surrender of the certificate previously representing such share of Rymer Common Stock. As of the Effective Time, all such shares of Rymer Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share of Rymer Common Stock shall cease to have any rights with respect thereto, except the right to receive the cash into which their shares of Rymer Common Stock have been converted by the Merger as provided in this Section 2.01(b).

         (c) Conversion of Common Stock of Merger Sub. Each share of common stock of Merger Sub which is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation upon the surrender of the certificates previously representing such share(s) of Merger Sub's common stock.

         (d) Conversion of Rymer Stock Options. Subject to the provisions of
Section 8.03(c) hereof, each Rymer Stock Option (as defined in Section 2.03(a) hereof), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Surviving Corporation the Option Consideration (as defined in Section 2.03(a) hereof) without interest thereon. As of the Effective Time, all such Rymer Stock Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Rymer Stock Option shall cease to have any rights with respect thereto, except the right to receive the cash into which their Rymer Stock Options have been converted by the Merger as provided in this
Section 2.01(d) and Section 2.03(a).


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                  Section 2.02 Exchange of Certificates.

         (a) Paying Agent. Prior to the Effective Time, Merger Sub shall designate a bank or trust company, reasonably satisfactory to Rymer, to act as paying agent in the Merger (the "Paying Agent").

         (b) At the Closing, Merger Sub or Surviving Corporation shall deliver:

                           (i) to the Parent, who shall have surrendered to the
                  Merger Sub at the Closing the certificates which, immediately prior to the Effective Time, represented shares of outstanding common stock of Merger Sub, the securities of the Surviving Corporation into which the shares of common stock of Merger Sub represented by such certificates have been converted pursuant to the provisions of this Article II;

                           (ii) to the Paying Agent, for the benefit of the
                  holders of Rymer Common Stock entitled to receive Merger Consideration, the amount of Merger Consideration which such holders of Rymer Common Stock are entitled to receive pursuant to the provisions of this Article II; and

                           (iii) to the holders of Rymer Stock Options entitled
                  to receive Option Consideration, the amount of Option Consideration which such holders of Rymer Stock Options are entitled to receive pursuant to the provisions of this Article II.

         (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall mail or caused to be mailed to each holder of record of any certificate, which as of immediately prior to the Effective Time represented shares of Rymer Common Stock and as of the Effective Time represents the right to receive Merger Consideration (all such certificates, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the address specified therein) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor from the Paying Agent the amount of cash into which the shares of Rymer Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the shares of Rymer Common Stock that is not registered in the transfer records of Rymer, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Rymer Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed Certificate, the amount of cash into which the shares of Rymer Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01, except that when authorizing such payment, the Board of Directors of the Surviving Corporation, may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

         (d) Withholding. Merger Sub, Surviving Corporation and Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable or issuable pursuant to this Agreement to any holder of Rymer Common Stock or Rymer Stock Option such amount as Merger Sub, Surviving Corporation or Paying Agent is required to deduct and withhold with respect to such payment or issuance under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Rymer Common Stock in respect of which such deduction and withholding was made.

         (e) No Further Ownership Rights in Rymer Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Rymer Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of Rymer shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Rymer Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

         (f) No Liability. At any time following the expiration of six months after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Merger Sub, Rymer, the Surviving Corporation or the



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Paying Agent shall be liable to any person in respect of any cash delivered to a public official or entity pursuant to any applicable abandoned property, escheat or similar Law.

                  Section 2.03 Rymer Stock Options; Plans.

         (a) Except as set forth in this Section 2.03, Section 8.03(a) and except to the extent that Merger Sub and the holder of any option otherwise agree, the Surviving Corporation shall promptly after the Effective Time pay to each holder of an outstanding option to purchase Rymer Common Stock (a "Rymer Stock Option") issued pursuant to Rymer's 1997 Stock Option Plan, as amended (the "Rymer Stock Option Plan"), in settlement of each such Rymer Stock Option, whether or not exercisable or vested, an amount of cash in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Rymer Stock Option, and (y) the number of shares of Rymer Common Stock subject to Rymer Stock Option immediately prior to its settlement (the "Option Consideration") (such payment to be net of applicable withholding Taxes). Upon receipt of the Option Consideration, such Rymer Stock Option shall be canceled. The surrender of a Rymer Stock Option to Rymer in exchange for the Option Consideration shall be deemed a release of all rights the holder had or may have had in respect of that Rymer Stock Option.

         (b) Prior to the Effective Time, Rymer shall use its best efforts to obtain any consents from holders of Rymer Stock Options and make any amendments to the terms of Rymer Stock Option Plan or arrangements that are necessary to give effect to the transactions contemplated by Section 2.01(d) and this Section 2.03.

         (c) The Rymer Stock Option Plan shall terminate as of the Effective Time, and no holder of Rymer Stock Options or any participant in Rymer Stock Option Plan shall have any rights thereunder, including any rights to acquire any equity securities of Rymer, the Surviving Corporation or any subsidiary thereof, other than to receive Option Consideration payable pursuant to Section 2.03(a).

         (d) Except as may otherwise be agreed by Merger Sub and Rymer, all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of Rymer or any of its subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of Rymer, the Surviving Corporation or any subsidiary thereof.

                  Section 2.04 Shares of Dissenting Stockholders.

         (a) Notwithstanding anything in this Agreement to the contrary, any shares of Rymer Common Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised his or her appraisal rights under the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder's Rymer Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest or dividends thereon, the Merger Consideration.

         (b) Rymer shall give Merger Sub and Parent (i) prompt notice of any notices or demands for appraisal or payment for shares of Rymer Common Stock received by Rymer and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices. Rymer shall not, without prior written consent of Merger Sub and Parent (which consent shall not be unreasonably withheld or delayed), make any payments with respect to, or settle, offer to settle or otherwise negotiate, with respect to any such demands.

         (c) Dissenting Shares, if any, after payments of fair value in respect thereto have been made to the holders thereof pursuant to the DGCL, shall be canceled.

                  Section 2.05 Adjustment of Merger Consideration and Option Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Rymer Common Stock shall have been changed into a different number of shares of Rymer Common Stock or shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration and the Option Consideration shall be appropriately adjusted. The Merger Consideration and the Option Consideration have been calculated based upon the representations and warranties made by Rymer in Section 3.06 hereof. The provisions of this
Section 2.05 shall not, in any event, derogate from the representation and warranty made by Rymer in Section 3.06.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF RYMER

         Rymer hereby makes the following representations and warranties to Parent and Merger Sub, each of which shall be deemed to be independently material and relied upon by the Parent and Merger Sub, regardless of any investigation made by, or information known to, the Parent and Merger Sub. Each of the following representations and warranties are qualified by reference to the disclosures made by Rymer with respect to a specific section or subsection of this Agreement on a separate disclosure schedule delivered by Rymer to Parent and Merger Sub prior to the execution of this Agreement and made a part hereof (the "Disclosure Schedule").



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               Section 3.01 Organization and Qualification. Each of Rymer and
its subsidiaries is duly formed and organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite power and authority and all necessary and material governmental approvals to own, lease and operate the properties and assets it currently owns, operates or holds under lease and to carry on its business as it is now being conducted. Each of Rymer and its subsidiaries is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.

               Section 3.02 Authority Relative to this Agreement. Rymer has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger, except that with respect to the Merger, Rymer cannot consummate the Merger unless and until this Agreement has been adopted by the holders of the shares of Rymer Common Stock in accordance with the Certificate of Incorporation of Rymer and the provisions of the DGCL. The execution and delivery of this Agreement by Rymer and the consummation by Rymer of the Merger have been duly and validly authorized by all necessary corporate action on the part of Rymer and, except as expressly described in this Agreement, no other proceedings on the part of Rymer are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the adoption of this Agreement by the holders of the shares of Rymer Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Rymer and constitutes the legal, valid and binding obligation of Rymer, enforceable against Rymer in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and by principles of equity.

               Section 3.03 No Conflict; Required Filings and Consents.

         (a) Subject to compliance with applicable provisions of the DGCL, the execution and delivery of this Agreement by Rymer does not, and the consummation of the Merger by Rymer will not (i) conflict with or violate the Certificate of Incorporation or By-laws of Rymer, (ii) assuming compliance with the matters referred to in Section 3.03(b), conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Rymer or by which any of its properties or assets are bound or affected, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a violation, breach or default) or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (as defined below) on any property or asset of Rymer or its subsidiaries pursuant to or under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Rymer is a party or by which it or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii), for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or result in a Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Rymer does not, and the consummation of the Merger by Rymer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (as defined below), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "1933 Act") the Securities Exchange Act of 1934, as amended (the "1934 Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable state takeover Laws and the DGCL, and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or result in a Material Adverse Effect.

                  Section 3.04 Certificate of Incorporation and By-laws. The Disclosure Schedule includes complete and correct copies of its Certificate of Incorporation and By-laws, each as amended to the date hereof. Such Certificate of Incorporation and By-laws are in full force and effect and have not been modified or amended in any way.

                  Section 3.05 Subsidiaries and Affiliates. Except as set forth on the Disclosure Schedule, Rymer does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Disclosure Schedule sets forth the name, owner, jurisdiction of organization and type and percentages of outstanding equity securities owned, directly or indirectly, by Rymer, with respect to each corporation, partnership, limited liability company, joint venture or other business association or entity of which Rymer owns, directly or indirectly, any equity or equity related securities. Except as set forth on the Disclosure Schedule, all outstanding shares of stock or other equity securities of each subsidiary of Rymer have been duly authorized and validly issued and are fully paid and non-assessable, and are owned, directly or indirectly, by Rymer free and clear of any Lien, and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating any subsidiary of Rymer to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of such subsidiary or any securities or obligations convertible or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. All references in this Agreement to Rymer, its business, assets, condition (financial or otherwise) or business prospects and all references to documents, instruments or other agreements to be delivered at Closing shall mean and include Rymer and each subsidiary (past and present), unless the context clearly and specifically limits the meaning solely to Rymer.

                  Section 3.06 Capitalization. The authorized capital stock of Rymer consists of 20,000,000 shares of common stock, $0.04 par value per share and 400,000 shares of preferred stock, of which 4,291,855 shares of common stock and no shares of preferred stock are issued and outstanding as of the date of this Agreement. All of the outstanding shares of Rymer Common



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Stock have been issued pursuant to and in accordance with the 1933 Act, and any applicable state securities Laws and rules and regulations under such Laws. All of the outstanding shares of Rymer Common Stock are duly authorized, validly issued, fully paid and nonassessable, with no liability attaching by virtue of share ownership, and all such shares are free of pre-emptive rights. The Disclosure Schedule identifies and describes the number of shares of Rymer Common Stock to be received upon exercise or conversion and the exercise or conversion price of each outstanding Rymer Stock Option (the "Rymer Common Stock Equivalents") as well as the aggregate number of shares of Rymer Common Stock and the aggregate exercise price for all of the outstanding Rymer Common Stock Equivalents. All of Rymer Common Stock Equivalents will become fully vested upon a change of control of Rymer. Except for Rymer Common Stock Equivalents, there are no existing options, warrants, convertible securities, calls, subscriptions, or other rights or other agreements or commitments obligating Rymer to issue, transfer or sell, or caused to be issued, transferred or sold, contingently or otherwise, any shares of capital stock of Rymer or any other securities convertible into or evidencing the right to subscribe for any such shares. There are no outstanding stock appreciation rights or similar phantom equity securities with respect to the capital stock of Rymer. To Rymer's knowledge, other than the Voting Agreements, there are no voting trusts or shareholder agreements with respect to the voting of the capital stock of Rymer, and to Rymer's knowledge, there are no such agreements among its stockholders. To Rymer's knowledge, other than the Voting Agreements, there are no irrevocable proxies with respect to shares of capital stock of Rymer or any Subsidiary that cover more than one percent (1%) of Rymer's outstanding capital stock. A list of the holders of record of shares of Rymer's capital stock and their respective state of residency as of a recent date is set forth on the Disclosure Schedule.

                  Section 3.07 Financial Statements. Attached to the Disclosure Schedule are (i) the audited consolidated financial statements (including balance sheet and statements of income and cash flow and including all notes and schedules thereto) of Rymer for its fiscal years ended October 25, 1997, October 31, 1998, October 30, 1999 and October 28, 2000, including in each case the footnotes thereto, certified by Rymer's independent accountants (the audited balance sheet as of October 28, 2000 being herein referred to as the "Rymer Balance Sheet"), and (ii) the unaudited consolidated financial statements (including balance sheet and statements of income and cash flow) for the three months ended January 31, 2001 (collectively, the "Financial Statements"). Rymer's books and records of accounts accurately reflect all of the assets, liabilities, transactions and results of operations of Rymer, and the Financial Statements have been prepared based upon and in conformity therewith. The Financial Statements complied as to form in all material respects with the applicable accounting requirements and rules and regulations of the SEC and have been prepared in accordance with generally accepted accounting principles maintained and applied on a consistent basis throughout the indicated periods ("GAAP"), and fairly present the financial condition and results of operation of Rymer at the dates and for the relevant periods indicated in accordance with GAAP (subject, in the case of unaudited statements to normal and recurring year-end adjustments and the absence of footnotes none of which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect). True and correct copies have been delivered to Parent of all written reports submitted to Rymer by Rymer's auditors since January 1, 1997, relating to the findings of audits or examination of the books and records of Rymer. The Disclosure Schedule sets forth a list of all of Rymer's and its subsidiaries' indebtedness for borrowed money which is outstanding as of the date hereof, except for amounts of indebtedness which are not in excess of Ten Thousand Dollars ($10,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate.

                  Section 3.08 SEC Filings. Rymer has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1997, and has made available to the Merger Sub all registration statements (on all forms applicable to the registration of securities), periodic reports and other documents filed by Rymer with the SEC, including all exhibits filed in connection therewith since January 1, 1997, and prior to the date of this Agreement (collectively, the "Rymer SEC Reports"). As of their respective dates, the Rymer SEC Reports (i) complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Rymer will deliver to Parent and Merger Sub, as soon as they become available, true and complete copies of any Rymer SEC Reports filed subsequent to the date hereof and prior to the Effective Time.

                  Section 3.09 Receivables. All accounts, notes and other receivables of Rymer, whether reflected in the Financial Statements or otherwise, represent bona fide sales in the ordinary course of business, and to the extent not previously collected, are fully collectible, subject to reserves as set forth on the Financial Statements, and none of such receivables or other debts is or will be at the date of the Closing subject to any counterclaim or set-off and, to the knowledge of Rymer, no customer has disputed any such receivable or other debt.

                  Section 3.10 Inventories. The inventories of Rymer consist solely of raw materials, supplies, work-in-process and finished goods and have been valued at the lower of cost or market. The inventories consist of a quality and quantity which are usable and salable at normal profit margins and within customary time periods in the ordinary course of business consistent with past practice (including as to quantity and frequency) and contain no material amount of slow-moving, obsolete, spoiled or damaged items. The finished goods inventory of Rymer is merchantable and fit for its particular use, including, in the case of food products, human consumption. The inventories which consist of work-in-process are being completed on schedule and there are no forfeitures, chargebacks or penalties which have been or will be incurred due to the failure of Rymer to complete the work-in-process in a timely manner. The values at which inventories are reflected on the Financial Statements have been determined on a FIFO basis in accordance with GAAP consistently applied for all periods, with appropriate write-downs for slow-moving, obsolete and damaged merchandise. None of the inventories have been consigned to others, nor are any inventories consigned to Rymer. All inventories are located at 4600 Packers Avenue, Suite 400, Chicago, IL 60609.

                  Section 3.11 Absence of Certain Changes. Since January 1, 2000, Rymer has conducted its business only in the ordinary course thereof consistent with past custom and practice (including with respect to quantity and frequency) and has not experienced any changes in its financial condition, assets, liabilities, business or operations which individually or in the aggregate had or could have a Material Adverse Effect. For purposes of this Section, an item shall be deemed "material" if the dollar amount or value associated with such item exceeds Twenty-Five Thousand Dollars ($25,000). Without limiting the generality of the foregoing sentence, since January 1, 2000, Rymer has not:

                                    (i) in a single transaction or a series of
                  related transactions, sold (including by sale-leaseback), leased, licensed, or otherwise disposed of any assets which, individually or in the aggregate, have a fair market value in excess of Fifty Thousand Dollars ($50,000);

                                    (ii) paid, discharged or satisfied any
                  material liability or obligation (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations which were paid, discharged or satisfied in the ordinary and usual course of business, or liabilities or obligations shown or reflected on the Rymer Balance Sheet, or incurred any material liability or obligation except for this Agreement and except in the ordinary course of business consistent with past practice since the date of the Rymer Balance Sheet;

                           (iii) prepaid any material expenses, indebtedness or
                  other obligations;

                                    (iv) except in the ordinary and usual course
                  of business, permitted or allowed any assets (whether real, personal or mixed, tangible or intangible) to be subjected to any Lien of any kind;

                           (v) written off as uncollectible any notes or
                  accounts receivable;

                           (vi) released, waived or terminated any material
                  obligation of any third party to Rymer;

                                    (vii) disposed of or permitted to lapse any
                  rights in, to or for the use of any patent, trademark, trade name or copyright;

                                    (viii) settled any material claim, action or
                  lawsuit involving Rymer, or amended any Tax Return in any respect;

                           (ix) granted any increase in the base compensation or
                  other payment to any director, officer or employee, whether now or hereafter payable or granted (other than increases in compensation in the ordinary course consistent in timing and amount with past practice) or granted any severance or termination pay (other than for severance pay to employees who are not Related Parties (as defined in Section 3.25) in amounts consistent with Rymer's established severance pay practices), terminated any employee earning greater than Thirty-Five Thousand Dollars ($35,000) per year, entered into amended or become obligated under any employment, severance, bonus, profit sharing or other employee benefit arrangement or entered into, established, adopted, amended or renewed any employment, consulting, severance or similar agreement or arrangement with any director, officer or stockholder (other than in the ordinary course of business consistent with past custom and practice);

                                    (x) made any material capital expenditure or
                  commitment for additions to property, plant or equipment, or leased or agreed to lease any assets which, if purchased, would be reflected in the property, plant or equipment accounts;

                                    (xi) made any change in any method of
                  accounting or keeping its books of account or accounting practices;

                                    (xii) paid any amounts to, or sold or
                  otherwise disposed of any assets to, assets from, or entered into any agreement or arrangement with, any Related Party;

                                    (xiii) except for this Agreement, incurred
                  any obligation or liability, including without limitation any liability for nonperformance or termination of any contract, except liabilities incurred in the ordinary and usual course of the business;

                           (xiv) other than under Rymer's existing credit
                  facilities as in effect as of the date hereof, incurred or become contingently liable with respect to any indebtedness for borrowed money or guaranteed any such indebtedness, where the aggregate amount of indebtedness so incurred or guaranteed exceeded Ten Thousand Dollars ($10,000), redeemed any long-term debt; issued any debt securities or assumed, guaranteed or endorsed, or otherwise as an accommodation become responsible for, the obligations of any person, or made any loans, advances, or capital contributions to or investments in, any other person;

                                    (xv) entered into or amended any contract,
                  agreement or commitment, or engaged in any transaction, in each case which is material to Rymer and which is not in the usual and ordinary course of the business;

                                    (xvi) amended or proposed to amend its
                  Certificate of Incorporation or By-laws;

                                    (xvii) acquired or agreed to acquire by
                  merging with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity, in a transaction or series of related transactions;

                                    (xviii) solicited or encouraged any
                  inquiries or proposals regarding, or offers for, or entered into or continued any discussions with any third party concerning any sale or transfer of Rymer or any of its assets or entered into or consummated any agreement or understanding providing for a sale or transfer of Rymer or any of its assets, other than as contemplated herein;

                           (xix) redeemed, purchased, otherwise acquired, or
                  agreed to redeem, purchase or otherwise acquire, any shares of capital stock of Rymer, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of Rymer's capital stock;

                           (xx) issued, sold, pledged, disposed of, granted or
                  encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock or other equity securities of any type or class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other equity securities, or any other ownership interest (including, without limitation, any phantom interests);

                           (xxi) reclassified, combined, split, subdivided or
                  redeemed, purchased or otherwise acquired, or proposed to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity securities;

                           (xxii) commenced any voluntary petition, proceeding
                  or action under any bankruptcy, insolvency or other similar
                  Law;

                                    (xxiii) authorized, proposed or agreed,
                  whether or not in writing, to take any of the actions described in clauses (i)-(xxii) above.

                  Section 3.12 Litigation. Other than as set forth on the Disclosure Schedule, Rymer is not a party to any pending claim, action, suit, investigation or proceeding nor, to Rymer's knowledge, is any such claim, action, suit, investigation or proceeding threatened against Rymer or any of its properties or assets, before any court, arbitrator or Governmental Authority. Other than as set forth on the Disclosure Schedule, since January 1, 2000 Rymer has not been a party to any claim, action, suit, investigation or proceeding. The Disclosure Schedule discloses, with respect to each item described thereon, the name or title of the action (and parties or potential parties thereto), a description of the nature of the action or claim, and a good faith estimate of the maximum liability of Rymer in the event of an adverse result (however, Rymer makes no representation or warranty regarding the actual amount of liability which Rymer may suffer as a result of any such action). There is no outstanding order, judgment, decree or stipulation issued by any federal, state or local authority to which Rymer is a party or subject and which adversely affects or may adversely affect Rymer's properties, business or prospects.

                  Section 3.13 Compliance with Laws and Licenses.

         (a) Rymer has conducted and is conducting its business in compliance with all applicable Laws, regulations and requirements in each jurisdiction in which it conducts (or in the past has conducted) business, except where the failure to comply would not have a Material Adverse Effect.

         (b) In addition to, but not in limitation of the foregoing, Rymer has prepared, manufactured and sold all of its products (including product in process and in inventory on the Effective Date) in full compliance with the applicable provisions of the United States Food, Drug and Cosmetic Act, as amended, and the United States Meat Inspection Act, as amended, and all rules and regulations promulgated thereunder and all other applicable Laws adopted or promulgated by any Governmental Authority which govern the quality or purity of food sold for human consumption (collectively, the "Food Acts"). All of the products of Rymer satisfy all federal and state nutritional labeling requirements, and all regulations under the Food Acts. All ingredients used in such products conform to the requirements of the Food Acts. All products of Rymer (i) in process or in inventory on the Effective Date are not and (ii) all products manufactured or packaged by Rymer at the time of delivery thereof to the customers of Rymer were not, "adulterated" or "contaminated" within the meaning of any of Food Act, nor did any such products constitute an article prohibited from introduction into interstate commerce under the Food Acts at the time of such delivery.

         (c) The Disclosure Schedule lists all licenses, registrations and permits, and applications with respect to the business and operations of Rymer. Rymer currently possesses all governmental approvals, consents, licenses, registrations, and permits (collectively, the "Licenses") necessary to carry on its business as presently conducted and has not received any notice of violation of any Laws or notice of any proposed regulations or changes in the requirement of such approvals, consents, licenses, registrations, or permits. True and complete copies of each written document evidencing or affecting any of the Licenses have been previously delivered to Parent. Rymer is in compliance with the terms and conditions of all of the Licenses. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in the revocation, or a material adverse change in the terms or conditions, of any of the Licenses, and all Licenses shall continue in full force and effect in accordance with their present terms unaffected by the consummation of the transactions contemplated hereby.

                  Section 3.14 Taxes.

         (a) Each of Rymer and its Subsidiaries (current or former) has timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed by it and has timely paid, or fully reserved on the Rymer Balance Sheet for the most recent fiscal quarter (such reserve being for Tax liability as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for the payment of, all Taxes of every type and description which have or may become due (whether or not shown on any Tax Return), and such Tax Returns accurately reflect Rymer's obligations to pay Taxes for the periods covered therein. Neither Rymer nor any Subsidiary of Rymer currently is the beneficiary of any extension of time within which to file any Tax Return. No examination or audit relating to any Tax Returns is currently in progress of which Rymer or any Subsidiary has received either written or oral notice. No waivers of statutes of limitation in respect of Taxes have been given or requested and no extensions of time with respect to a Tax assessment or deficiency have been agreed to. The Disclosure Schedule lists all Tax Returns of Rymer and its Subsidiaries which have been audited from January 1, 1995 to the present, and all of such audits have been closed and all deficiencies, penalties, assessments and other amounts required to be paid have been paid. No claim for a refund of any Tax has been filed or is currently pending. No oral or written communication has been received by Rymer or any Subsidiary from any authority in a jurisdiction where Rymer or any of its Subsidiaries do not file Tax Returns requesting information concerning the extent of its contact with such jurisdiction or asserting that Rymer or any Subsidiary is or may be subject to taxation in such jurisdiction. None of Rymer and its Subsidiaries has contact with any jurisdiction in which it does not currently file Tax Returns which would allow such jurisdiction to impose its taxing jurisdiction on Rymer or any Subsidiary. All taxes and assessments which Rymer or any of its Subsidiaries were or are required by Law to withhold or collect have been and are being withheld or collected by it and have been timely paid over to the proper Governmental Authorities or, if not yet due, are being held by Rymer or its Subsidiary for such payment. Rymer and its Subsidiaries have disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. Parent has been provided with correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Rymer and any Subsidiary since July 1, 1995. There are no Liens for Taxes upon the assets of Rymer or any of its Subsidiaries, other than Liens for Taxes that are not yet due, Liens that are being contested in good faith in accordance with applicable law and liens disclosed on the Disclosure Schedule (and for which adequate reserves have been provided).

         (b) None of Rymer and its Subsidiaries: (i) has filed any consent or agreement under Section 341(f) of the Code; (ii) has applied for a tax ruling from any taxing authority; (iii) has entered into a closing agreement with any taxing authority; (iv) has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or
Section 162(m); (v) is a party to any tax allocation or sharing agreement; (vi) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Rymer was the common parent) or has any liability for Taxes of any Person other than Rymer and its Subsidiaries under Regs. Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise; or (vii) has been a United States real property holding company within the meaning of Code Section 897 during the applicable period specified in Code Section 897(c)(1)(A)(ii).

         (c) Rymer and its Subsidiaries have timely filed all required returns or reports and remitted all property as required under any applicable abandoned property, escheat or similar Laws.

         (d) The Disclosure Schedule sets forth the following information with respect to Rymer and each Subsidiary as of the last Tax period: (i) basis in assets for federal and state tax purposes; (ii) Rymer's basis in the stock of its Subsidiaries or its excess loss account as determined under the federal income tax consolidated return rules or similar provisions of state, local or foreign Law; (iii) the amount of any net operating loss, net capital loss, unused credits or excess charitable contributions and the extent to which such tax attributes are presently subject to limitation under Code Section 382, 383 or 384 or similar provisions of any state, local or foreign law; (iv) the amount of any deferred gain or loss arising from any deferred intercompany transaction under the Code Section 1502 consolidated return rules or similar provisions of any state, local or foreign law; (v) any elections made with respect to Taxes, including, but not limited to, elections under Code Sections 382, 338, 1031 and 1033; (vi) any adjustments to income under Code Section 481; (vii) and any installment sales or open transactions.

                  Section 3.15 Properties.

         (a) Rymer has good and marketable title to all of its properties and assets, real, personal and mixed, including intangibles, free and clear of all Liens, except for installments of special assessments not yet paid (however, Rymer has no knowledge of any such special assessments), recorded easements, covenants, and zoning restrictions, and other easements and restrictions existing generally with respect to properties of similar character (which, individually or in the aggregate do not have a Material Adverse Effect), and has taken all steps necessary or otherwise required to perfect and protect its rights in and to its properties and assets, including intangibles. All personal property of Rymer is located upon Rymer's premises described on the Disclosure Schedule and all of such personal property (except for personal property acquired or disposed of in the ordinary course of business consistent with past practice (including as to quantity and frequency)) is reflected on the Financial Statements. Rymer owns or, pursuant to a written contract or License, possesses valid and enforceable rights to use all assets which are used in or necessary for the conduct of Rymer's business as presently conducted and as presently planned to be conducted in the future. Rymer has no present plan to purchase or lease any other real estate or tangible personal property so as to be able to continue Rymer's business as presently conducted or presently planned to be conducted in the future and to Rymer's knowledge no capital expenditures (excluding only normal maintenance and repairs made consistently with past practice and which are required to be expensed for federal income tax purposes) or remediations suggested or required by any applicable Governmental Authority or insurer, in the next twelve months in an amount exceeding Twenty-Five Thousand Dollars ($25,000) in the aggregate are necessary to carry on Rymer's business as it is presently conducted, nor are any such expenditures planned.

         (b) All properties and assets owned and/or currently used by Rymer in Rymer's business are in good condition and repair and are not in violation of any applicable Laws, including without limitation building and zoning Laws, and no notice of any violation of building or other Laws, statutes, ordinances or regulations relating to such business, property or assets has been received by Rymer.

         (c) The Disclosure Schedule sets forth: (i) a true and complete list of all real property leases of Rymer and all personal property leases to which Rymer is a party as lessee as of the date hereof involving an annual lease payment of more than One Thousand Dollars ($1,000), including an identification of the parties, the property, the term of the lease and the rent or lease payments thereunder, and (ii) a true and complete list of all real property owned or leased by Rymer as of the date hereof (collectively, the "Real Property"), including an identification of the property, the record owner and the principal structures on it.

                  Section 3.16 Contracts and Commitments. Except as set forth on the Disclosure Schedule, Rymer has no written or oral contracts, commitments, or other agreements or arrangements, including any notes, loan agreements, guarantees or other evidences of indebtedness of Rymer, which individually or in the aggregate of all similar instances involve consideration with a value in excess of Ten Thousand Dollars ($10,000) or which, in the aggregate of all such items (whether similar or dissimilar) involve consideration with a value in excess of One Hundred Thousand Dollars ($100,000), or any contracts, commitments, or other agreements or arrangements with any Related Party. All of such contracts, commitments, or other agreements or arrangements to which Rymer is a party or by which any of its assets or properties are bound or affected are in full force and effect and no event or condition has occurred or exists, or is alleged by any of the other parties thereto to have occurred or exist, which constitutes, or with lapse of time or giving of notice might constitute, a default or basis for acceleration under any such contract, commitment, arrangement or other agreement, except where the occurrence or existence of such event or condition would not have a Material Adverse Effect. Rymer has listed on the Disclosure Schedule and, except with respect to the Company's plan of reorganization under Chapter 11 of the United States Bankruptcy Code which became effective in April 1993, has previously delivered to Parent a complete and correct copy of all of the following contracts, commitments, agreements or arrangements that are in written form (and written descriptions of all such oral contracts, commitments, agreements or arrangements):

         (a) Leases. All leases of real or personal property which obligate Rymer to make aggregate payments of more than One Thousand Dollars ($1,000) annually;

         (b) Purchase Orders. All contracts relating to the purchase or sale of products, services or supplies by Rymer, other than individual purchase or sales orders issued in the ordinary course of business consistent with past practice (including as to quantity and frequency) for amounts in each case not in excess of Five Thousand Dollars ($5,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate of all such orders with the same or related parties;

         (c) Certain Agreements. A list of the following described types of contracts or documents: (i) dealership, distributorship, sales representative or similar contracts; (ii) license, royalty or similar contracts; (iii) service or maintenance; (iv) protective services or security; (v) railroad track or spur track; and (vi) royalty, commission or other contingent contracts, pursuant to which Rymer's obligation to make payments is in excess of Five Thousand Dollars ($5,000) per year, or pursuant to which Rymer's obligation to make contingent payments is dependant upon sales, revenues, income, success or other performance standard;

         (d) Other Financial Obligations. A list of any other contract which requires Rymer to pay or expend, after the Closing, more than Ten Thousand Dollars ($10,000) in any single instance or Twenty-Five Thousand Dollars ($25,000) in the aggregate of all such instances with the same or related parties;

         (e) Employment Contracts. A list of all employment, bonus, incentive compensation, profit-sharing, retirement, pension, salary-continuation, post-retirement benefit, death benefit, vacation or other fringe benefit contracts in effect, or under which any amounts remain unpaid, on the date of this Agreement or to become payable or effective after the date of this Agreement;

         (f) Loans and Borrowing Agreements. A list of each (i) loan, credit or borrowing arrangement or contract; or (ii) contract by which Rymer has guaranteed or otherwise become liable or contingently liable for the debt of another;

         (g) Non-Compete Covenants. A list of any written or oral covenants not to compete, non-solicitation covenants and non-disclosure covenants in favor of Rymer, or binding upon or against Rymer;

         (h) Powers of Attorney. The names of all persons holding powers of attorney from Rymer and a summary statement of the terms thereof;

         (i) Discounts. A list of any contract, arrangement or program pursuant to which Rymer has offered, promised or made available to its customers any volume discount, rebate, credit or allowance which, individually or in the aggregate involves a discount, rebate, credit or allowance in excess of $5,000;

         (j) Non-Ordinary Course Agreements. A list and description of any contract or arrangement upon Rymer and which was made or entered into other than in the ordinary course of business consistent with past practice (including as to quantity and frequency);

         (k) Bankruptcy Judgments. A list of all bankruptcy judgments involving Rymer or any of its Subsidiaries.

                  Section 3.17 Employee Relations. Except as set forth on the Disclosure Schedule, Rymer is not a party to any collective bargaining agreement covering or relating to any of its employees and has not recognized, is not required to recognize and during the past five years has not received a demand for recognition by any collective bargaining representative or experienced any strikes or work stoppages or slowdowns. Rymer is in compliance with all applicable Laws, rules and regulations relating to employment or employment practices, including those relating to wages, hours, collective bargaining and the withholding and payment of Taxes and contributions, and Rymer is in compliance with the Occupational Safety and Health Act and applicable federal civil rights Laws. There are no controversies pending or, to the knowledge of Rymer, threatened between Rymer and any of its employees. Rymer has complied in all material respects with its payment obligations to all employees in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Rymer policy, practice, agreement, plan, program and applicable Law. Rymer is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of Rymer, nor will Rymer have any liability that exists or arises, or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by Rymer of any persons employed by Rymer on or prior to the Effective Time of the Merger except as required by Code Section 4980B. Rymer is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and part 6 and 7 of Title I of ERISA (as defined below), to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or Law. To the knowledge of Rymer, the employment of any employee or independent contractor by Rymer does not violate any legal or contractual rights of any third party, including any rights with respect to Intellectual Property.

                  Section 3.18 Employee Benefit Plans.

         (a) General. The Disclosure Schedule sets forth a true and complete list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and other employee benefit plans (including, without limitation, those providing any stock option, stock purchase, stock appreciation right, bonus, deferred compensation, excess benefits, profit sharing, pension, thrift, savings, stock bonus, employee stock ownership, salary continuation, severance, retirement, supplemental retirement, short- or long-term disability, dental, vision care, hospitalization, major medical, life insurance, accident insurance, vacation, holiday and/or sick leave pay, tuition reimbursement, executive perquisite or other employee benefits) maintained, or contributed to, or required to be contributed to, by Rymer for the benefit of any officers or employees, current or former, active or inactive, of Rymer, whether on an active or frozen basis (all the foregoing being herein called "Benefit Plans"). Rymer does not have any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Benefit Plan that would affect any employee or former employee of Rymer, except as required by applicable Law, including the Code. True, complete and correct copies of the following have been previously delivered to Parent: (i) each Benefit Plan, including any amendments thereto (or, in the case of any unwritten Benefit Plan, descriptions thereof); (ii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service ("IRS") with respect to each Benefit Plan (if any such report was filed); (iii) each trust agreement or other funding arrangement relating to any Benefit Plan; (iv) the most recent summary plan description together with each subsequent summary of material modifications required under ERISA with respect to each such Benefit Plan, and all material employee communications relating to each such Benefit Plan; and (v) all currently effective IRS rulings or determination letters relating to any Benefit Plan.

          (b) Administration. Each Benefit Plan has been administered in all respects in accordance with its terms. All of the Benefit Plans and Rymer are in compliance in all respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect. All material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Authority or distributed to any Benefit Plan participant have been duly and timely filed or distributed, except where such failure to file or distribute would not have a Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings pending, or to the knowledge or Rymer, threatened against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any liability, and there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding, except such facts as would not have a Material Adverse Effect.

         (c) Contributions; Funding. All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans and applicable Law have been timely made. No Benefit Plan is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

         (d) Compliance. All the Benefit Plans, as and from the date adopted or as they may have been amended, as, when, and to the extent required, comply, and at all applicable times complied with, the applicable provisions of the Code; ERISA; the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; all other Laws regulating employment and employee benefits; and all Laws and Orders enacted, issued or promulgated by Government Authorities responsible for the administration or enforcement of one or more of such Laws, except where the failure to comply would not have a Material Adverse Effect. Each Benefit Plan that is an employee pension benefit plan within the meaning of
Section 3(2) of ERISA has received a determination letter from the IRS to the effect that such Benefit Plan is currently qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked, nor has revocation been threatened, nor has any such Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or increase its cost. No Benefit Plan, nor any trust established thereunder, will be amended or terminated by formal action of Rymer after the date copies thereof are disclosed, and no Benefit Plan or trust will be amended or terminated by formal action of Rymer prior to the Closing Date, except as an amendment may be necessary to effect the transactions contemplated by this Agreement so long as any such amendment does not adversely affect Parent's interests in the Benefit Plan being amended, or as may be adopted as a condition to the issuance of a favorable determination letter by the IRS, or as otherwise may be required to comply with the requirements of ERISA and the Code.

         (e) Prohibited Transactions; Reportable Events. No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of any Benefit Plan which could subject any employees of Rymer or any of its subsidiaries, a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions and penalties imposed on prohibited transactions under Title I of ERISA. No Benefit Plan has been terminated, nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto. Neither Rymer nor any trustee, administrator or other fiduciary of any Benefit Plan, nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could subject Rymer or any Benefit Plan to any material tax, penalty or other liability under ERISA or any other applicable Law, whether by way of indemnity or otherwise. No Benefit Plan or related trust has any liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state or local taxes, other than for routine payments to be made in due course to participants, investment managers, trustees and beneficiaries.

         (f) PBGC. No Benefit Plan is subject to Title IV of ERISA, and there are no facts which might give rise to any liability of Rymer under Title IV of ERISA and which could reasonably be anticipated to result in any claims being made against Rymer by the Pension Benefit Guaranty Corporation, except such facts as would not have a Material Adverse Effect. For purposes of the preceding sentence the term Rymer shall be deemed to refer also to any entity which is under common control or affiliated with Rymer, within the meaning of Section 4001 of ERISA, and the rules and regulations promulgated thereunder and/or Sections 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated thereunder.

         (g) Foreign Employees. There are no officers or employees, current or former, active or inactive, of Rymer working outside the United States.

         (h) Certain Matters. The execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, officer or director of Rymer. No payment which will be or may be made by Rymer to any employee, former employee, director or agent thereof will or may be characterized as an "excess parachute payment" within the meaning of Section 280F(b)(1) of the Code. Except for the payment of the Option Consideration, no payments of any kind will become due in connection with the execution and performance of the transactions contemplated in this Agreement (either alone or upon the occurrence of any additional or subsequent events) under any Benefit Plan.

         (i) Post-Retirement Benefits. No Benefit Plan provides benefits, including without limitation, death, disability, or medical benefits (whether or not insured), with respect to current or former employees of Rymer beyond their retirement or other termination of service other than: (i) coverage mandated by applicable Law; (ii) death benefits or retirement benefits under any "employee pension plan", as that term is defined in Section 3(2) of ERISA; (iii) deferred compensation benefits accrued as liabilities on the books of Rymer; or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

         (j) COBRA. Each "group health plan" (within the meaning of Section 5000(b)(1) of the Code) maintained by Rymer as of the first day of each group health plan's first plan year beginning on or after July 1, 1986, has been administered in compliance with the continuation coverage requirements initially enacted as part of the Consolidated Omnibus Budget Reconciliation Act of 1985 and as formerly provided under Section 162(k) and as currently provided under
Section 4980B of the Code and any regulations promulgated or proposed thereunder.

         (k) Multiemployer Plans. At no time has Rymer been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Benefit Plan which is a multiemployer plan as defined in ERISA Section 3(37).

         (l) Health Plan Coverage. Rymer does not have any notice of, and has no knowledge of, any disease, injury or illness which might reasonably be expected to result in claims against any Benefit Plan which could exceed $20,000 for any participant in any calendar year.


                  Section 3.19 Intellectual Property. The Disclosure Schedule lists (or, in the case of trade secrets and secret processes, generally describes) all of the following which are owned by Rymer or used or intended to be used by Rymer in Rymer's business: (i) patents and patent applications, (ii) trademarks, trade names, service marks and registrations and applications for registrations thereof (including, but not limited to, "Rymer Foods"), (iii) copyrights and copyright registrations, and (iv) trade secrets and secret processes (the "Intellectual Property"). The Disclosure Schedule lists for each item of Intellectual Property owned by Rymer and which is patented or registered with the United States or any foreign or state agency or office, the patent or registration number thereof, the date of patent issuance or registration and the agency or office where so patented or registered. Except as otherwise described on the Disclosure Schedule, Rymer is the sole owner of all right, title and interest in the Intellectual Property. With respect to any Intellectual Property which is not owned by Rymer, Rymer has valid, binding and enforceable rights to use such Intellectual Property. There are no interference, opposition or cancellation proceedings pending or, to the knowledge of Rymer, threatened, against Rymer or the Intellectual Property. The use of the Intellectual Property does not infringe upon the rights of any third party. No claim, suit or action is pending or, to the knowledge of Rymer, threatened, alleging that Rymer is infringing upon the intellectual property rights of others. Except as set forth on the Disclosure Schedule, Rymer has not licensed or permitted any third party to use any of the Intellectual Property.

                  Section 3.20 Environmental Matters.

         (a) No Violations. Rymer has never violated or been threatened with or received a notice, directive, violation report or charge asserting any violation of any Environmental Law (as defined below).

         (b) No Proceedings. No suit, proceeding or other administrative or legal action has ever been instituted against Rymer by any federal, state or local Governmental Authority or any other person or entity concerning any Environmental Laws.

         (c) Claims for Remediation. Rymer has not received from any federal, state or local Governmental Authority or any other person or entity any claim, demand, directive, order or request to investigate, restore, repair, clean up or otherwise remediate, or to contribute to the costs of investigating, restoring, repairing, cleaning up or otherwise remediating the Real Property.

         (d) Compliance. (i) Rymer is, and at all times in the past has been, in compliance with all Environmental Laws, except where such failure would not have a Material Adverse Effect, (ii) Rymer has obtained all permits, authorizations, licenses, or approvals which are necessary or required under Environmental Laws in connection with the operation of Rymer's business, and Rymer is in compliance with such permits, authorizations, licenses, and approvals, except where such failure would not have a Material Adverse Effect, (iii) no asbestos, urea formaldehyde or polychlorinated biphenyls are present on, at, in or under the Real Property, and (iv) none of the assets or operations of Rymer is required to be upgraded, modified, or replaced in order to be in compliance with Environmental Laws.

         (e) No Releases. (i) Rymer has not disposed of, spilled, discharged, released or otherwise placed any Environmental Materials, on, at, in or under the Real Property, (ii) to the knowledge of Rymer, no third party has disposed of, spilled, discharged, released or otherwise placed any Environmental Materials on, at, in or under the Real Property, and (iii) other than the information provided in (i) and (ii), there has been no release, discharge, leakage, seepage or migration of any Environmental Materials from any aboveground or underground storage tank or any other structure currently or previously located on, at, in or under the Real Property, except for such matters as would not have a Material Adverse Effect.

         (f) Certain Uses. (i) no septic systems or wells exist on, at, in or under the Real Property, (ii) to Rymer's knowledge, the Real Property has never been used as a landfill, dump site or any other use which involves the disposal of Environmental Materials on the Real Property in a manner which may subject the Surviving Corporation to any claim for investigation, remediation or damages, and (iii) except with respect to the storage, use, generation, handling or removal from the Real Property of Environmental Materials in the ordinary course of business consistent with past practice and in compliance with all Environmental Laws, no Environmental Materials are currently located at or ever have been used, generated, treated, stored, disposed of, handled on or removed from the Real Property, except where such existence or use would not have a Material Adverse Effect.

         (g) Storage Tanks. To Rymer's knowledge, no aboveground or underground storage tanks have ever been located on, at, in or under the Real Property.

         (h) List of Reports and Disposal Sites. The Disclosure Schedule includes a list of, (i) all environmental investigative reports, studies or assessments (including, but not limited to, Phase I and Phase II assessments), compliance audits, laboratory analytical data, technical reviews, or the like with respect to Rymer, the Real Property, Rymer's business or any of Rymer's assets, copies of which are attached hereto, and (ii) all past and present locations where Environmental Materials, which currently are or have been controlled by Rymer have been sent, spilled, released, discharged or disposed.

         (i) Assumption of Liability. Rymer has not assumed, either contractually or by operation of Law, any liability of any person or entity under any Environmental Laws.

                  Section 3.21 Contingent or Undisclosed Liabilities. Rymer does not have any debts, liabilities or obligations (whether known or unknown, absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for Taxes), and there are no claims or causes of action that may be asserted against Rymer by any Governmental Authority or third party which arise with respect to or relate to any period or periods on or prior to the date hereof, regardless of whether such obligations, liabilities or claims are known or unknown, absolute, accrued, contingent or otherwise, except as and to the extent set forth on the Rymer Balance Sheet or disclosed on the Disclosure Schedule, and except for liabilities incurred since October 28, 2000 in the ordinary course of business consistent with past practice (none of which liabilities were incurred in connection with any breach of contract, tortuous conduct or violation of Law).

                  Section 3.22 Insurance. The Disclosure Schedule lists and contains a description of each policy of insurance owned or held by Rymer currently in effect (including without limitation, policies for fire and casualty, liability, workers' compensation, business interruption, umbrella coverage, products liability, medical, disability and other forms of insurance) specifying the insurer, amount of coverage, type of insurance, policy number, deductible limits and any pending claim in excess of Five Thousand Dollars ($5,000), whether or not covered by insurance (the "Insurance"). Rymer is not self-insured for any insurable risks. The Insurance is in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received by Rymer with respect to any such policy. The policies evidencing the Insurance are valid, outstanding and enforceable policies subject to the terms and conditions contained therein, and there has not occurred any act or omission of Rymer which could result in cancellation of any such policy prior to its scheduled expiration date. Rymer has not received any notice from or on behalf of any insurance carrier issuing any such policy to the effect that: (i) insurance rates will hereafter be substantially increased; (ii) there will hereafter be no renewal of any such policy; or (iii) alteration of any personal or real property or purchase of additional equipment, or modification of any method of doing business, is required or suggested. None of such policies will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Rymer has not been refused any insurance with respect to Rymer's assets or operations, nor has Rymer's coverage been limited by any insurance carrier to which it has applied for or with which it has carried insurance. The Disclosure Schedule sets forth a summary of information pertaining to all claims of property damage and personal injury or death against Rymer which are currently pending or were made during the preceding five fiscal years or the current fiscal year. Except as set forth on the Disclosure Schedule, all of such claims are fully satisfied or are being defended by an insurance carrier and involve no exposure to Rymer.

                  Section 3.23 Products Liability; Warranties. There exists no
(a) material defect in the design or manufacture of any product designed, manufactured or sold by Rymer or any predecessor in interest to Rymer, or (b) pending or, to the knowledge of Rymer, threatened action, suit, inquiry, proceeding or investigation by or before any Governmental Authority or commission relating to any product alleged to have been manufactured, distributed or sold by Rymer, or any predecessor in interest to Rymer, to others, and alleged to have been defective, or improperly designed or manufactured, or in breach of any express or implied product warranty ("Products Liability"); (ii) there exists no pending or, to the knowledge of Rymer, threatened Products Liability claims; and (iii) there is no valid basis for any such suit, inquiry, action, proceeding, investigation or claim. Rymer is insured, and has been insured continuously since November 1, 1990, against Products Liabilities, in accordance with the insurance policies identified on the Disclosure Schedule. The Financial Statements contain adequate reserves (calculated in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5) for all Products Liability claims which are probable or reasonably possible to be asserted. The Disclosure Schedule sets forth the material terms and conditions of all express product warranties under which Rymer may have liability after the Closing. Except as set forth on the Disclosure Schedule, all product warranties given by Rymer in connection with Rymer's business: (a) limit the remedy available to Rymer's customers to the repair and replacement of the warranted goods by Rymer, or alternatively, a refund of the sales price of such goods to the customer; (b) expressly disallow claims for all other damages, including direct, immediate, incidental, foreseeable, consequential or special damages; and (c) expressly disclaim all other warranties not expressly stated therein, whether express or implied, including warranties of merchantability, fitness for a particular purpose, performance or otherwise.

                  Section 3.24 Certain Payments. Neither Rymer, nor to the knowledge of Rymer, any other person or entity has, directly or indirectly, on behalf of or with respect to Rymer: (a) made an unreported political contribution; (b) made or received any payment which was not legal to make or receive; (c)engaged in any material transaction or made or received any material payment which was not properly recorded in the books and records of Rymer; (d) created or used any "off-book" bank or cash account or "slush fund"; or (e) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

                  Section 3.25 Related Party Transactions. Rymer, (a) has not had any financial transactions or arrangements (other than payment of regular salary to Related Parties who are employees) with any Related Party since January 1, 1999, and (b) has not and will not have any present or future obligation to enter into any transaction or arrangement with any Related Party. For purposes of this Agreement, the term "Related Party" shall mean (i) any subsidiary, (ii) any shareholder, employee, officer or director of Rymer or any subsidiary, and (iii) any spouse, in-law or lineal descendant of any shareholder, employee, officer or director of Rymer or any subsidiary. To the knowledge of Rymer, no Related Party owns, directly or indirectly, or is a director, member, officer or employee of, or consultant to, any business organization which is a competitor, supplier, or customer having business dealings with Rymer or any subsidiary, nor does any Related Party own any assets or properties which are used in Rymer's or any subsidiary's business.

                  Section 3.26 Proxy Statement, Etc. None of the information to be supplied by Rymer for use in (i) the Proxy Statement to be filed with the SEC and to be mailed to the stockholders of Rymer in connection with the meeting of stockholders to be called to consider and vote upon the Merger, and (ii) any other documents to be filed with the SEC in connection with the transactions contemplated hereby, at the respective times such documents are filed with the SEC and, in the case of the Proxy Statement, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement or any amendment thereof, none of such information at the time of the stockholders' Meeting referred to in Section 6.03 hereof shall be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. All documents filed by Rymer with the SEC in connection with the Merger will comply in all material respects with the provisions of applicable federal and state securities Laws.

                  Section 3.27 Change of Control Provisions. No director, officer or employee of Rymer will be entitled to receive additional compensation, other payments or other rights (whether as a result of any employee benefit plan, program or arrangement, any contract or other agreement, or otherwise) as a result of the execution of this Agreement, the consummation of the Merger, the consummation of any of the other transactions contemplated hereby or otherwise in connection with a change of control of Rymer.

                  Section 3.28 Stockholder Vote Required. The affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Rymer Common Stock in accordance with Certificate of Incorporation of Rymer and the DGCL is the only vote of the holders of any class or series of securities of Rymer necessary to approve the Merger, this Agreement and the other transactions contemplated hereby.

                  Section 3.29 Opinion of Financial Advisor. The Board of Directors has received the opinion, dated the date hereof, of The Griffing Group, Inc. to the effect that the Merger Consideration is fair to Rymer's stockholders from a financial point of view.

                  Section 3.30  Board Action; State Takeover Statutes.

         (a) Rymer's Board of Directors (at a meeting duly called and held) has by requisite vote of directors: (i) approved and adopted this Agreement, the Merger and all of the other transactions contemplated hereby, (ii) determined that the transactions contemplated hereby are advisable, fair to and in the best interests of the holders of Rymer Common Stock, (iii) approved in advance the Voting Agreements, and all of the transactions contemplated thereby, (iv) approved in advance the transfer of Rymer Common Stock (or voting power with respect thereto) contemplated by Section 8.01(h) hereof, (v) agreed to recommend that the stockholders of Rymer approve and adopt this Agreement, the Merger and all of the other transactions contemplated hereby; and (vi) directed that adoption of this Agreement be submitted to Rymer's stockholders. Subject to the provisions of Section 6.14, Rymer hereby agrees to the inclusion in the Proxy Statement of the recommendations of the Board of Directors described in this Section.

         (b) The board approvals described in Section 3.28(a) hereof are sufficient to render the restrictions on "business combinations" set forth in
Section 203 of the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. No other state takeover Laws are applicable to the execution of this Agreement, the consummation of the Merger or the consummation of any of the other transactions contemplated hereby, and no provision of the Certificate of Incorporation or By-Laws of Rymer or similar governing instruments of any of Rymer's subsidiaries would, directly or indirectly, restrict or impair the ability of Merger Sub or Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Rymer and its subsidiaries that may be acquired or controlled by Parent or Merger Sub.

         Section 3.31 Brokers and Finders. Neither of Rymer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, investment banking fees, brokerage fees, commissions or finders' fees, and no investment banker, broker or finder has acted directly or indirectly for Rymer in connection with this Agreement or the transactions contemplated hereby and thereby except for the fees of The Griffing Group, Inc. pursuant to that engagement letter with Rymer dated February 8, 2001 and a copy of which is attached to the Disclosure Schedule.

         Section 3.32 Disclosure. No representation, warranty or other statement by Rymer herein or in the schedules hereto, or in any other document entered into in connection with this Agreement, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub jointly and severally represent and warrant to Rymer that:

                  Section 4.01 Organization and Authority. Each of Merger Sub and Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite power and authority to carry on its respective business as now being conducted, except where the failure to have such power of authority would not be reasonably expected to prevent or materially delay the consummation of the Merger.
                  Section 4.02 Authorization. Each of Merger Sub and Parent has all necessary power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by each of Merger Sub and Parent and the consummation by each of Merger Sub and Parent of the Merger have been duly and validly authorized by all necessary action and no other proceedings on the part of Merger Sub or Parent are necessary to authorize this Agreement or to consummate the Merger (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Parent and constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and by principles of equity. Other than in connection with or in compliance with the provisions of the DGCL, applicable state takeover Laws, the 1933 Act, the 1934 Act, Blue Sky Laws and the HSR Act, no notice to, filing with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Merger Sub or Parent of the transactions contemplated by this Agreement.

                  Section 4.03 Information Supplied. None of the information supplied in writing or to be supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement, at the time filed with the SEC and at the date it is first mailed to Rymer's stockholders or at the time of the Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 4.04 No Conflict. To the knowledge of any director or officer of Parent or Merger Sub, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Authority, or court to which either parent or Merger Sub is subject or any provision of the charter or bylaws of either parent or Merger Sub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Parent or Merger Sub is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement. To the knowledge of any director or officer of Parent or Merger Sub, and other than in connection with the provisions of the HSR Act, the DGCL, the 1933 Act, the 1934 Act, and state securities laws, neither Parent or Merger Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

                  Section 4.05 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities (other than those incident to its organization and the execution of this Agreement) and has conducted its operations only as contemplated hereby. Merger Sub owns no assets [other than capital stock of Rymer] and has no liabilities, except for liabilities under this Agreement and under other agreements entered into hereunder and in connection with the transactions contemplated by this Agreement.

                  Section 4.06 Brokers and Finders. Except for costs and fees payable to Forest Lake Partners, LLC, neither Parent, Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, investment banking fees, brokerage fees, commission or finders' fees and no investment banker, broker or finder has acted directly or indirectly for Parent on connection with the Agreement or the transactions contemplated thereby.

                  Section 4.07 Disclosure No representation, warranty or other statement by Parent or Merger Sub herein or any other document made in connection with this Agreement, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make statements contained herein or therein misleading.

                                    ARTICLE V
                 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

                  Section 5.01 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, Rymer shall conduct its operations in the ordinary and usual course of business consistent with past and current practices (including with respect to quantity and frequency) and use its best efforts to, (i) keep available the services of the current officers, employees and consultants of Rymer, (ii) preserve the current relationships of Rymer with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which Rymer has significant business relations, (iii) maintain all of its assets in good repair and condition (except for ordinary wear and tear) other than those disposed of in the ordinary course of business consistent with past custom and practice,
(iv) maintain all insurance currently used in the conduct of Rymer's business as currently conducted, (v) maintain Rymer's books of account and records in the usual, regular and ordinary manner and (vi) maintain and protect all of its material intellectual property rights, in each case, in a manner consistent in all material respects with Rymer's ordinary course of business, consistent with past practice. In addition, Rymer shall not, without the prior written consent of the Parent, take any action or permit to occur any event described in Section
3.11 that would be required to be disclosed by Rymer on the Disclosure Schedule with reference to Section 3.11 had such event occurred with respect to Rymer prior to the date of this Agreement.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

                  Section 6.01 Access and Information. Prior to the Effective Time, Rymer shall permit Parent, Merger Sub (and their respective lenders, other financing sources, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives and advisers) full and complete access during reasonable business hours and in a manner so as not to interfere with the normal business operations of Rymer, to all properties, books, contracts, commitments, records, documents and facilities of Rymer, and Rymer shall furnish promptly to such parties all other information concerning the business, properties and personnel of Rymer as such parties may reasonably request, and Rymer will make its officers, employees, agents, independent accountants and actuaries available to such parties during reasonable business hours to discuss such matters as may be reasonably requested by the other. Until the Effective Time, all information obtained hereunder shall be subject to the Confidentiality Agreement by and between Rymer and Parent dated November 14, 2000 (the "Confidentiality Agreement").

                  Section 6.02 Preparation of Proxy Statement.

         (a) Rymer, Merger Sub and Parent shall furnish to each other all information concerning such person or such person's business that is required by applicable Law to be included in the Proxy Statement. As soon as reasonably practicable after the date hereof, but in any event not later than April 25, 2001, Rymer shall prepare and file with the SEC (after providing Merger Sub and Parent with a reasonable opportunity to review and comment thereon) preliminary proxy materials relating to the Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement") and shall use its best efforts to promptly respond to any comments of the staff ("Staff") of the SEC (after providing Merger Sub and Parent with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement to be mailed to Rymer's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the Staff. Rymer shall notify Merger Sub and Parent promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Merger Sub with copies of all correspondence between Rymer or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger. Rymer will cause the Proxy Statement to comply in all material respects with the applicable provisions of the 1934 Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Stockholders' Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and its affiliates to ensure that the statements regarding the parties hereto and their affiliates and such transactions contained in the Proxy Statement will not on the date the Proxy Statement is mailed or on




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

the date of the Stockholders' Meeting or at the Effective Time include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Rymer shall promptly prepare and mail to its stockholders such an amendment or supplement; provided, that no such amendment or supplement to the Proxy Statement will be made by Rymer without providing the Merger Sub and Parent the reasonable opportunity to review and comment thereon and without the approval of Merger Sub and Parent, which approval shall not be unreasonably withheld. Rymer and its counsel shall permit Merger Sub, Parent and their respective counsel to participate in all communications with the SEC and its Staff, including all meetings and telephone conferences, relating to the Proxy Statement, this Agreement or the Merger; provided that in the event that such participation by Merger Sub and Parent is not practicable, the Board of Directors shall promptly inform Merger Sub and Parent of the content of all such communications and the participants involved therein.

         (b) Subject to the provisions of Section 6.14 hereof, Rymer will include in the Proxy Statement the unanimous recommendation of Rymer's Board of Directors to the stockholders of Rymer that this Agreement and the Merger be adopted and approved in all respects subject to any modification, amendment or withdrawal thereof as provided in this Agreement. The Proxy Statement shall contain a copy of the written opinion of the Rymer Financial Advisor described in Section 3.29.

         (c) Rymer, acting through its Board of Directors, shall, in accordance with its Certificate of Incorporation and By-laws, send the Proxy Statement to all beneficial owners of Rymer Common Stock and shall comply with the delivery requirements of Regulation 14A or Regulation 14C of the 1934 Act, whichever shall apply to the Proxy Statement.

                  Section 6.03 Rymer Stockholders Approval. Rymer shall call a special meeting of its stockholders (the "Stockholders' Meeting") to be held no later than 35 days following the mailing of the Proxy Statement for the purpose of considering and voting upon the approval and adoption of this Agreement and the Merger. Rymer, through its Board of Directors, shall recommend to its stockholders approval and adoption of this Agreement and the Merger, which recommendation shall be contained in the Proxy Statement; provided, however, that the Board of Directors may fail to make its recommendation to the stockholders of Rymer or may withdraw, modify or change its recommendation to the stockholders of Rymer, in accordance with Section 6.14 hereof. Subject to the foregoing, Rymer shall solicit from the holders of shares of Rymer Common Stock proxies in favor of the approval and adoption of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of such holders required by the DGCL. Subject to the provisions of Section 6.14, Rymer shall take all reasonable action necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to obtain the requisite approval and adoption of this Agreement and the Merger by the stockholders of Rymer.

                  Section 6.04 Miscellaneous Agreements and Consents

         (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger as promptly as practicable, including, without limitation, using commercially reasonable efforts to satisfy the conditions contained in Article VII hereof. Merger Sub, Rymer and Parent will use their best efforts to obtain expeditiously all consents, licenses, permits, waivers, approvals, authorizations or orders of all third parties and Governmental Authorities necessary or, in the reasonable opinion of Parent, desirable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Merger Sub, Rymer or Parent, as the case may be, shall take all such necessary action.

         (b) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of Rymer Common Stock into cash pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Surviving Corporation to own or operate all or any portion of the businesses or assets of Rymer, which in either case would have a Material Adverse Effect prior to or after the Effective Time.

         (c) Each party shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use their commercially reasonable efforts to obtain any third party consents, (1) necessary, proper or advisable to consummate the Merger, (2) disclosed or required to be disclosed in Disclosure Schedule, or (3) required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time. In the event that Merger Sub, Parent or Rymer shall fail to obtain any third party consent described in the immediately preceding sentence, it shall use its commercially reasonable efforts and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Rymer, Merger Sub and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

         (d) If any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Merger, Rymer, Merger Sub and Parent will take all action reasonably necessary to ensure that the Merger may be lawfully consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger. Rymer shall take all reasonably necessary steps to exempt the Merger from the requirements of any applicable state takeover Law and to assist Merger Sub in any challenge to the validity or applicability to the Merger of any state takeover Law.

                  Section 6.05 Interim Financial Statements During the period prior to the Effective Time, Rymer shall deliver to Parent monthly an unaudited balance sheet as of the end of such month and the unaudited statements of income of Rymer for the period then ended (the "Interim Financial Statements"). The Interim Financial Statements shall be correct and complete in all




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

material respects and shall in material respects fairly present the financial condition, and results of operations of Rymer as of the respective dates, and the Interim Financial Statements shall be prepared in accordance with GAAP consistently applied throughout the periods involved.

                  Section 6.06 Hart-Scott-Rodino Compliance; Governmental Consents. If required by applicable law, Parent, Merger Sub and Rymer shall as soon as practicable file Notification and Report Forms under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. All costs associated with any such filing shall be borne by Parent. Parent and Rymer will take all such action as may be necessary under any Laws applicable to or necessary for, and will file and, if appropriate, use their reasonable efforts to have declared effective or approved, all documents and notifications with such Governmental Authority or regulatory bodies which they deem necessary or appropriate for the consummation of the Merger and the transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates reasonably necessary to enable such other party to take such actions.

                  Section 6.07 Certain Notifications. At all times until the Effective Time, each party shall promptly notify the other in writing of the occurrence of:

         (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any (i) representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant or any condition to the obligations of any party to effect the Merger not to be complied with or satisfied;

         (b) the failure of any party hereto to, in any material respect, comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement;

         (c) the receipt of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

         (d) the receipt of any notice or other communication from any Governmental Authority in connection with the Merger; and

         (e) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the party, threatened against, relating to or involving or otherwise affecting Rymer or Merger Sub, which relates to the consummation of the Merger;

in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any Section in Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

                  Section 6.08 Compliance with Laws. From the date hereof and until the Closing Date, Rymer shall comply with all laws applicable to, or binding upon, Rymer or its business or properties, except where the failure to comply would not have a Material Adverse Effect.

                  Section 6.09 Voting Agreements. Rymer shall cause the Voting Agreements to be delivered to Parent and Merger Sub, which in the aggregate shall represent the power to vote not less than 17.3% of Rymer Common Stock.

                  Section 6.10 Best Efforts. Each party agrees to use its or his best efforts to take all necessary actions to cause the Merger to be consummated.

                  Section 6.11 Press Releases. The parties agree that, except as otherwise provided by Law, no press release or other public announcement with respect to this Agreement or the transactions contemplated hereby shall be made without the prior consultation (and reasonable opportunity for comment by) of all parties hereto.

                  Section 6.12 Exchange Act Filings. Unless an exemption shall be expressly applicable to Rymer, Rymer will file with the SEC all reports required to be filed by it pursuant to the rules and regulations of the SEC (including, without limitation, all required financial statements). Such reports and other information shall comply in all material respects with all of the requirements of the SEC rules and regulations, and when filed, to Rymer's knowledge, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  Section 6.13 Cooperation with Financing. In order to assist with the financing of the transactions contemplated by this Agreement, at or prior to Closing, Rymer shall take such commercially reasonable steps as are necessary to cause the following to occur:

         (a) At Merger Sub's request, (i) with respect to each parcel of real property leased by Rymer or its subsidiaries within the United States, Rymer shall use its commercially reasonable best efforts to deliver to Merger Sub, if required by the lender of any such financing, a nondisturbance agreement, a consent and waiver and/or an estoppel letter executed by the landlord, lessor and/or



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

licensor of such leased property and (ii) with respect to each parcel of real property owned by Rymer or its subsidiaries that is located within the United States, Rymer shall deliver title insurance and surveys, in each case, in form and substance reasonably acceptable to Merger Sub, however, the parties acknowledge that Rymer is presently on a month-to-month lease in its primary location and may be unable to procure any of the foregoing from such landlord;

         (b) At Merger Sub's request, Rymer shall furnish such financial statements as may be reasonably requested by Merger Sub in connection with the financing of the transactions contemplated by this Agreement; and

         (c) At Merger Sub's request, Rymer shall cause its officers, employees, consultants, agents, accountants and attorneys to cooperate with Merger Sub and its lenders and authorized representatives in connection with a review of Rymer and the financing of the transactions contemplated hereby, including the preparation by Merger Sub and its financing sources of any offering memorandum or other documents related to the financing of the Transactions and making senior management available to meet with any prospective providers of financing during reasonable business hours.

                  Section 6.14 No Solicitation; Fiduciary Responsibilities.

         (a) Rymer shall not, and Rymer shall cause its subsidiaries not to, and Rymer agrees that it shall not authorize nor permit any of its directors, officers, employees, agents, representatives or affiliates to, directly or indirectly, solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries, discussions or the making of any proposal (a "Third Party Inquiry") with respect to any sale, merger, consolidation, recapitalization or other business combination involving Rymer or acquisition of any kind of a material portion of the assets or capital stock of Rymer or its subsidiaries (a "Third Party Transaction") or negotiate, in any way with any person (other than Parent, Merger Sub or their respective directors, officers, employees and representatives), or enter into any agreement, with respect to any Third Party Inquiry or Third Party Transaction or enter into or consummate any agreement, arrangement, or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that prior to the Stockholders' Meeting, Rymer may, if and only for so long as the Board of Directors of Rymer determines in good faith by a majority vote, based upon the advice of its outside counsel that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of Rymer under applicable law, in response to a written Third Party Inquiry with respect to a proposed Third Party Transaction from any person that was not solicited by Rymer and that did not otherwise result from the breach of this Section 6.14, and subject to compliance with Section 6.14(c), (x) furnish information with respect to Rymer and its subsidiaries to such person pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations with such person regarding any Third Party Transaction; provided, that the Third Party Inquiry (1) is not subject to any material contingency, to which the other party thereto has not demonstrated in its written inquiry its ability to overcome, including receipt of government consents or approvals, (2) is from a person whom the Board of Directors of Rymer has concluded in good faith has the financial capacity to consummate the Third Party Transaction, (3) is in the good faith judgment of the Board of Directors of Rymer reasonably likely to be consummated and is in the best interests of the stockholders of Rymer, and (4) such proposal is more favorable to the stockholders of Rymer from a financial point of view than the transactions contemplated by this Agreement. Rymer agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Third Party Transaction or similar transaction or arrangement.

         (b) Neither Rymer (or any of its subsidiaries) nor the Board of Directors of Rymer nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval, adoption or recommendation by the Board of Directors of Rymer (or any such committee) of this Agreement, the Merger or the other transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Third Party Transaction, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement relating to any Third Party Transaction or propose or agree to do any of the foregoing, or (iv) submit any Third Party Transaction at the Stockholders' Meeting for purposes of voting upon approval and adoption of the Third Party Transaction; provided, however, that prior to the Stockholders' Meeting, Rymer may, only if determined in good faith by a majority vote of the members of the Board of Directors of Rymer based on the advice of its outside counsel that the failure to take such action would constitute a breach of the fiduciary duties of the Board of Directors of Rymer under applicable Law, and after compliance with the following sentence, terminate this Agreement pursuant to Section 8.01(i) (provided that concurrently with such termination Rymer enters into a definitive agreement containing the terms of a Third Party Transaction). If Rymer shall exercise its right to terminate this Agreement pursuant to this Section 6.14(b), Rymer shall deliver to Parent (or at Parent's direction, such other person as Parent may designate in writing), and any such termination shall be conditioned upon Parent's or such other person' receipt of, (i) the Termination Fee and Parent Costs specified in Section 8.03(e), and (ii) written acknowledgment from Rymer and from the other person to the Third Party Transaction that Rymer and such other person have irrevocably waived any right to contest such payment. Rymer shall give Parent and Merger Sub five business days' prior written notice of its intent to terminate the Agreement pursuant to Section 8.01(i) hereof, which notice shall include all of the information described in Section 6.14(c) as of the date of such notice.

         (c) Rymer promptly (and in any event within two days of the relevant event) shall advise Merger Sub and Parent orally and in writing of any Third Party Inquiry or Third Party Transaction or any other inquiry with respect to or that could reasonably be expected to lead to any Third Party Transaction and the identity of the person making any such Third Party Inquiry, Third Party Transaction or other inquiry, and, in each case, the terms and conditions thereof, including any amendment or other modification to the terms of any such Third Party Inquiry, Third Party Transaction or other inquiry. Rymer shall keep Merger Sub and Parent fully informed of the status of any proposal relating to a Third Party Inquiry or Third Party Transaction on a current basis and will notify Parent 24 hours in advance before an agreement is executed with respect to any Third Party Transaction.

         (d) Subject to Section 6.14(a) hereof, nothing contained in this
Section 6.14 shall prohibit the Board of Directors of Rymer from taking and disclosing to the stockholders of Rymer a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the 1934 Act or from making such disclosure to the stockholders of Rymer which, in the judgment of the Board of Directors, after consultation with its legal counsel, is necessary under applicable Law or the rules of any stock exchange to meet the fiduciary duties of the Board of Directors under applicable Law. Rymer shall give Parent prompt written notice and a copy of any such disclosure.

                  Section 6.15 Earnest Money. The parties each acknowledge that Parent has paid One Hundred Thousand Dollars ($100,000) in refundable earnest money (the "Earnest Money") in trust to Michael Best & Friedrich LLP (the "Escrow Agent"). Rymer shall direct the Escrow Agent to transfer the Earnest Money to the Paying Agent (for application to the payment of the Merger Consideration) not less than one full business day prior to the Closing. If (i) this Agreement is terminated for any reason, or (ii) Merger Sub, Parent or any of their respective affiliates purchases more than two percent (2.0%) of the outstanding Rymer Common Stock or lends any money to Rymer (directly or indirectly by purchasing an interest in any of the Company's existing indebtedness with institutional lenders), then in any such case any party to this Agreement shall be entitled to direct the Escrow Agent to refund all of the Earnest Money to Parent.

                                   ARTICLE VII
                                   CONDITIONS

                  Section 7.01 Conditions to Each Party's Obligations to Consummate the Merger. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exist) at or prior to the Effective Time of the following conditions:

         (a) Stockholder Vote. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the requisite holders of the outstanding shares of Rymer Common Stock in accordance with the DGCL and Rymer's Certificate of Incorporation;

         (b) HSR Act. Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

         (c) Prohibitive Orders. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction or shall be in effect which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or of limiting or restricting the Surviving Corporation's conduct or operation of the business of Rymer after the Merger; and

         (d) Litigation. There shall be no action or proceeding initiated by any Governmental Authority or any third party pending which seeks to restrain, prohibit or invalidate any material transaction contemplated by this Agreement or to recover substantial damages or other substantial relief with respect thereto and no injunction or restraining order shall have been issued by any court restraining, prohibiting or invalidating any such material transaction.

                  Section 7.02 Conditions to Obligations of Rymer to Consummate the Merger. The obligations of Rymer to consummate the Merger shall be subject to the fulfillment (or waiver by Rymer) at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV hereof (i) that are qualified by materiality shall be true and correct and (ii) that are not qualified by materiality, shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and Rymer shall have received a certificate signed by an officer of Parent and Merger Sub to that effect; and

         (b) Performance of Obligations. Parent and Merger Sub shall each have in all material respects performed all obligations required to be performed by them under this Agreement prior to the Effective Time, and Rymer shall have received a certificate signed by an officer of Parent and Merger Sub to that effect.

                  Section 7.03 Conditions to Obligations of Parent and Merger Sub to Consummate the Merger. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Rymer set forth in Article III hereof (i) that are qualified by materiality shall be true and correct and (ii) that are not qualified by materiality, shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate signed by the appropriate officers of Rymer to that effect;

         (b) Performance of Obligations. Rymer shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Parent and Merger Sub shall have received a certificate signed by the appropriate officers of Rymer to that effect;

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

         (c) Permits, Authorizations, Etc. Rymer and Merger Sub shall have obtained any and all consents or waivers from other parties to loan agreements or other contracts material to their respective businesses for the lawful consummation of the Merger;

         (d) Proceedings and Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Parent and Merger Sub; and, Rymer shall have made available to the Parent and Merger Sub for examination the originals or true and correct copies of all documents which the Parent and Merger Sub reasonably may request in connection with the transaction contemplated by this Agreement;

         (e) Due Diligence. Parent and Merger Sub shall have conducted a due diligence investigation and review of Rymer, its business and all matters pertaining thereto (including a continuing review of all matters described on the Disclosure Schedule) that Parent and Merger Sub deems relevant and the results of such investigation and review shall be satisfactory to the Parent and Merger Sub in their sole discretion; provided, however, that this condition shall be deemed satisfied if Parent and Merger Sub have not terminated this Agreement pursuant to Section 8.01(c) hereof within 30 days after execution of this Agreement;

         (f) Financing. Surviving Corporation shall have obtained debt and equity financing sufficient to consummate the Merger (including the payment of the Merger Consideration, the Option Consideration and the repayment of indebtedness for borrowed money of Rymer or any of its subsidiaries that is required to be repaid as a result of the Merger, if any) and to pay all fees and expenses in connection therewith and to provide working capital for the Surviving Corporation, all on terms reasonably satisfactory to Merger Sub;

         (g) Repayment of Indebtedness; Release of Liens and Guaranties. Except as set forth on EXHIBIT A hereto, all outstanding indebtedness for borrowed money of Rymer or any of its subsidiaries shall be paid in full, (ii) any letters of credit of Rymer or any of its subsidiaries shall be terminated, and
(iii) Rymer shall have obtained (x) the release of all Liens on the capital stock of Rymer or any of its subsidiaries and all assets of Rymer or any of its subsidiaries securing indebtedness and (y) the release of all guarantees by Rymer or any of its subsidiaries of indebtedness for borrowed money. At the Closing, Rymer shall provide or arrange to be provided to Merger Sub all releases and other documents in form and substance reasonably satisfactory to Merger Sub demonstrating the release of such Liens and guarantees;

         (h) Third-Party Consents. Rymer shall have obtained all consents, authorizations, approvals and waivers from third parties, in form reasonably acceptable to Merger Sub (x) which are necessary in order to enable (i) the consummation of the Merger and (ii) the Surviving Corporation to conduct its business in all material respects after the Closing Date on the same basis as conducted prior to the date hereof, in each case, except for those failure of which to obtain would not have, individually or in the aggregate, a Material Adverse Effect and (y) which are listed on EXHIBIT B hereto;

         (i) Financial Statements. Parent shall have received the Interim Financial Statements;

         (j) Termination of Rymer Stock Options. All Rymer Stock Options shall be extinguished and, as of immediately prior to Closing, Rymer shall have no liability or obligation with respect to any such Rymer Stock Options, except as provided in Section 2.03;

         (k) Employment Agreements. Paul Conti and Thomas Unterfranz shall have entered into employment agreements with Rymer in a form acceptable to Paul Conti, Parent and Merger Sub;

         (l) DAR Agreement. The Intellectual Property Purchase Agreement, dated January 27, 1999, between Rymer and DAR Foods Corporation shall have been terminated and the liabilities evidenced thereby shall have been compromised and converted into a promissory note with terms and conditions which are satisfactory to Paul Conti, Parent and Merger Sub;

         (m) Phase I Environmental Report. Parent shall have received a Phase I Environmental Report from an independent environmental consulting or engineering firm, and such report shall not have disclosed environmental concerns and liabilities which, in the reasonable estimation of such firm, are reasonably likely to exceed $100,000 to cure or remediate (and if such firm does not give an estimated amount, then in the reasonable estimation of Parent);

         (n) Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Rymer after the date hereof and prior to the Effective Time, or prior to the date hereof, unless such Material Adverse Effect is fully reflected in the Financial Statements;

         (o) Dissenting Shares. The Dissenting Shares, if any, shall not include greater than seven and one-half percent (7.5%) of the issued and outstanding shares of Rymer Common Stock;


         (p) Net Worth. The net worth of Rymer (defined as the book value of Rymer's assets over the book value of Rymer's liabilities, each calculated on a consolidated basis) on the Closing Date is not less than Eight Hundred Eighty-Five Thousand Dollars ($885,000); and

         (q) Opinion of Counsel. Shefsky & Froelich Ltd., counsel for Rymer, shall have furnished to Parent its opinion as of the Closing in the form and to the effect set forth in EXHIBIT C hereto.

                                  ARTICLE VIII
                         TERMINATION, AMENDMENT, WAIVER

                  Section 8.01 Termination. This Agreement may be terminated upon written notice by the terminating party to each other party at any time prior to the Effective Time, whether before or after approval by the stockholders of Rymer; provided, however, that the right to terminate this Agreement under this Section 8.01 shall not be available to any party whose breach or default of this Agreement (or any part hereof) or failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of a condition resulting in such party's right to terminate this
Agreement:

         (a) by unanimous consent of Rymer, Parent and Merger Sub;

         (b) by Parent, Merger Sub or Rymer, if the Stockholders' Meeting shall have been held and the holders of outstanding shares of Rymer Common Stock shall have failed to approve and adopt this Agreement and the Merger in accordance with Rymer's Certificate of Incorporation and the DGCL upon a vote taken at such meeting (including any adjournment or postponement thereof);

         (c) by Parent, or Merger Sub if any of the conditions contained in Sections 7.01 or 7.03 have not been satisfied prior to August 31, 2001 or if the Closing has not occurred on or prior to August 31, 2001;

         (d) by Rymer, if any of the conditions contained in Sections 7.01 or
7.02 have not been satisfied prior to August 31, 2001 or if the Closing has not occurred on or prior to August 31, 2001;

         (e) by Rymer, if Parent or Merger Sub has committed a material breach of any representation, warranty or agreement contained in this Agreement and such breach remains uncured by Merger Sub and Parent for a period of ten days after written notice to such parties of such breach;

         (f) by Parent or Merger Sub, if Rymer has committed a material breach of any representation, warranty or agreement contained in this Agreement and such breach remains uncured by Rymer for a period of ten days after written notice to Rymer of such breach;

         (g) by Parent or Merger Sub, if the Board of Directors of Rymer or any committee thereof (i) shall withdraw, modify in a manner adverse to Merger Sub, or refrain from giving its approval or recommendation of this Agreement or any of the Transactions or (ii) recommends a potential Third Party Transaction to Rymer's stockholders pursuant to Section 6.14;

         (h) by Parent or Merger Sub, if the condition contained in Section 7.03(e) has expired or been waived in writing by Parent and Merger Sub and Rymer has not within three business days thereafter delivered to Parent and Merger Sub (or their designee) voting power (in addition to the voting power contemplated by the Voting Agreements) with regard to at least 42% of the outstanding Rymer Common Stock in the form of shares or a continuing commitment to immediately sell shares (in either case without a written purchase agreement) of Rymer Common Stock at any time after such three business day period upon demand by Parent and Merger Sub at a price per share equal to the Merger Consideration;

         (i) By Rymer in accordance with Section 6.14 hereof; provided, however, that in order for the termination of this Agreement pursuant to this Section 8.01(i) to be deemed effective, Rymer shall have complied with all of the provisions of Section 6.14, including the notice provisions contained therein and the payment of the Termination Fee and the Parent Costs; or

         (j) By Parent or Merger Sub, if any person or group (as defined in Section 13(d)(3) of the 1934 Act) (other than Parent, Merger Sub or any of their affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least seven and one-half percent (7.5%) of the outstanding shares of Rymer Common Stock (excluding only persons who are party to a Voting Agreement in favor of Merger Sub and any stockholder which on the date hereof owns more than forty percent (40%) of the voting power of Rymer Common Stock, on a fully diluted basis).

                  Section 8.02 Method of Termination; Effect of Termination.

         (a) Any such right of termination hereunder shall be exercised by written notice of termination given by the terminating party to the applicable other parties hereto in the manner hereinafter provided in Section 11.01.

         (b) In the event of the termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the parties hereto or any of their respective officers or directors and all rights and obligations of any party hereto shall cease, except for (i) as described in Article IX, (ii) as set forth in Section 8.03 and (iii) the provisions of the Confidentiality Agreement; provided, however, that nothing herein shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of, any intentional breach by the other party or parties of this Agreement.

                  Section 8.03  Fees and Expenses.

         (a) Except as provided in Section 6.06 and this Section 8.03, each party shall pay or be responsible for all expenses incurred by such party in connection with the transactions contemplated by this Agreement. The fees, expenses and other costs (including but not limited to legal, accounting, due diligence, securities, proxy solicitation and printing fees, expenses and costs) of Rymer in connection with the transactions contemplated by this Agreement (collectively "Transaction Costs") which have been or will be incurred by Rymer between November 15, 2000 and the Closing shall be paid as follows (with any balance remaining unpaid at Closing to be paid at Closing):

                  (i) The first One Hundred Six Thousand Five Hundred Dollars ($106,500) of Transaction Costs shall be paid by Rymer;

                  (ii) The next Forty Three Thousand Five Hundred Dollars ($43,500) of Transaction Costs shall be paid as follows:

                           (A) Forty-two and seven one hundredths percent
                  (42.07%) of such Transaction Costs shall be paid by Rymer if, but only if, prior to the Closing, one or more members of the Board of Directors of Rymer affiliated with W.R. Huff Asset Management surrenders, without consideration therefor, Rymer Stock Options which, but for such surrender, otherwise would be entitled to receive Option Consideration in an aggregate amount equal to forty-two and seven one hundredths percent (42.07%) of such Transaction Costs; and

                           (B) Fifty-seven and ninety-three one hundredths
                  percent (57.93%) of such Transaction Costs shall be paid at Closing by Rymer through a reduction in the aggregate Merger Consideration and Option Consideration payable at Closing by Parent and Merger Sub on a dollar-for-dollar basis. Accordingly, in the event the aggregate Merger Consideration and Option Consideration is reduced by application of the preceding sentence, the per share Merger Consideration payable to the holders of Rymer Common Stock (other than W.R. Huff Asset Management, which will pay its ratable share of such expenses pursuant to the preceding subparagraph (A)) and the Option Consideration payable to holders of Rymer Stock Options shall also be reduced ratably; and

                  (iii) All Transaction Costs not paid as specified in subsections (i) and (ii) above shall be paid at Closing by Rymer through a reduction in the aggregate Merger Consideration and Option Consideration payable at Closing by Parent and Merger Sub on a dollar-for-dollar basis. Accordingly, in the event the aggregate Merger Consideration and Option Consideration is reduced by application of the preceding sentence, the per share Merger Consideration payable to the holders of Rymer Common Stock and the Option Consideration payable to holders of Rymer Stock Options shall also be reduced ratably.

         Except to the extent specifically described in the last sentence of
Section 8.03(f), the remedies described in Sections 8.03 (b) - (e) hereof shall be mutually exclusive and shall constitute the sole remedy for money damages for termination of this Agreement pursuant to the sections of this Agreement described therein.

         (b) In the event that this Agreement is terminated pursuant to Section 8.01(e), on the date of such termination, Parent shall pay Rymer (or at Rymer's direction, to such other person as Rymer may designate in writing) by wire transfer of immediately available funds to an account specified by Rymer an amount in cash (which amount may be estimated by Rymer in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon Rymer's definitive determination of such amount) equal to the aggregate amount of the costs, fees and expenses of counsel, accountants, financial advisors, financing sources and other experts and advisors as well as fees and expenses incident to the investigation, negotiation, preparation and execution of this Agreement and the attempted consummation of the transactions contemplated by this Agreement, the related documentation and the stockholders' meetings and consents, including without limitation, the commitment, legal and other costs, fees and expenses of financing sources for which Rymer is responsible, up to a maximum amount of Fifty Thousand Dollars ($50,000).

         (c) In the event that this Agreement is terminated pursuant to Section 8.01(j), on the date of such termination, Rymer shall pay Parent (or at Parent's direction, to such other person as Parent may designate in writing) by wire transfer of immediately available funds to an account specified by Parent an amount in cash (which amount may be estimated by Parent in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon Parent's definitive determination of such amount) equal to (i) the aggregate amount of the costs, fees and expenses of counsel, accountants, financial advisors, financing sources and other experts and advisors as well as fees and expenses incident to the investigation, negotiation, preparation and execution of this Agreement and the attempted financing and consummation of the transactions contemplated by this Agreement, the related documentation and the stockholders' meetings and consents, including without limitation, the commitment, legal and other costs, fees and expenses of financing sources for which Parent is responsible (such amount, the "Parent Costs"), plus (ii) Twenty-Five Thousand Dollars ($25,000) up to a maximum combined amount of One Hundred Seventy-Five Thousand Dollars ($175,000).

         (d) In the event that this Agreement is terminated pursuant to Section 8.01(h), within 60 days following the date of such termination, Rymer shall pay Parent (or at Parent's direction, such other person as Parent may designate in writing) by wire transfer of immediately available funds to an account specified by Parent a payment in the amount equal to One Hundred Fifty Thousand Dollars ($150,000).

         (e) In the event that this Agreement is terminated pursuant to Section 8.01(f), (g) or (i), on the date of such termination, Rymer shall pay Parent (or at Parent's direction, such other person as Parent may designate in writing) by wire transfer of immediately available funds to an account specified by Parent a payment in the amount equal to Two Hundred Thousand Dollars ($200,000) (the "Termination Fee") plus Parent Costs up to a maximum of One Hundred Thousand Dollars ($100,000).

         (f) If this Agreement is terminated pursuant to any of subsections (a)
- (d) of Section 8.01 (except only for a termination by Rymer under Section 8.01(d) as a result of the failure of a condition contained in Section 7.02) and Rymer enters into any agreement or understanding with a third party with respect to a potential Third Party Transaction within 180 days after such termination, then if the potential Third Party Transaction is consummated (whether or not during the 180 day period following termination of this Agreement), on the date of the consummation of such Third Party Transaction, Rymer shall pay the Termination Fee to Parent (or at Parent's direction, such other person as Parent may designate in writing) by wire transfer of immediately available funds to an account specified by Parent plus Parent Costs up to a maximum of One Hundred Thousand Dollars ($100,000). Notwithstanding the foregoing, if Rymer has previously paid any amount pursuant to Section 8.03(c) or this Section 8.03(f), then Rymer's obligation to pay Parent Costs hereunder shall be reduced by the amount of Parent Costs previously paid pursuant to Section 8.03(c) or this
Section 8.03(f).

                  Section 8.04 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, that after the approval and adoption of this Agreement by the stockholders of Rymer, no amendment may be made which would (a) change the amount or the type of Merger Consideration to be received by the stockholders of Rymer pursuant to the Merger, (b) change any other term or condition of the Agreement if such change would materially and adversely affect Rymer or the holders of shares of Rymer Common Stock or (c) without the vote of the stockholders entitled to vote on the matter, change any term of the Certificate of Incorporation of Rymer. This Agreement may not be amended nor may any provision of this Agreement be waived except by an instrument in writing signed by the parties hereto.

                  Section 8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition to its obligations (other than the conditions set forth in Sections 7.01(a) and (b)) contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX
           NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

                  Section 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that (a) those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time and this
Article IX shall survive the Effective Time for the respective periods set forth therein or, if no such period is specified, for four years, and (b) the representations, warranties and agreements set forth in Section 3.29, 6.11,
Article VIII and this Article IX shall survive termination for the respective periods set forth therein or, if no such period is specified, for four years. Nothing in this Article IX shall relieve any party for any willful breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

                                    ARTICLE X
                                   DEFINITIONS

                  Section 10.01 Certain Definitions.

                  (a) As used in this Agreement, the following terms shall have the following meanings:

                           "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

                           "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Milwaukee, Wisconsin;

                           "Code" means the Internal Revenue Code of 1986, as amended;

                           "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                           "Environmental Laws" shall mean, collectively, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Toxic Substances Control Act, principles of common Law and any other federal, state or local Laws, including rules and regulations thereunder, regulating or otherwise affecting or relating to human health or the environment;

                           "Environmental Materials" shall mean, collectively, any material, substance, chemical, waste, contaminant or pollutant which is regulated, listed, defined as or determined to be hazardous, extremely hazardous, toxic, dangerous, restricted or a nuisance, or otherwise harmful to human health or the environment, under any Environmental Laws;

                           "Governmental Authority" means any United States (federal, state, local or any subdivision thereof), foreign or supra-national Government, or governmental, judicial, regulatory or administrative authority, agency, commission, tribunal or body.

                           "Hazardous Substances" means hazardous substances as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9601, et seq. applicable Illinois Law, and all regulations promulgated thereunder;

                           "knowledge" or "knowledge of Rymer" or the like, shall mean the knowledge of Paul Conti, Tom Unterfranz or Charles Vaisnoras after making a commercially reasonable inquiry and, if such persons fail to make such inquiry, shall include constructive knowledge of such facts as would have been learned had such inquiry been made;

                           "Lien" shall mean, with respect to any property or asset, any mortgage, pledge, security interest, lien (statutory or other), charge, encumbrance or other similar restrictions or limitations of any kind or nature whatsoever on or with respect to such property or asset;

                           "Material Adverse Effect." As used in this Agreement, the term "Material Adverse Effect" shall mean, when used in connection with Rymer and its subsidiaries (or, after the Effective Time, the Surviving Corporation and its subsidiaries), any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations, condition (financial or otherwise) or prospects of Rymer (or, as applicable, the Surviving Corporation) and its subsidiaries, taken as a whole (including any change or effect resulting from general economic conditions or relating to those industries specific to the business of Rymer (or, as applicable, the Surviving Corporation) and its subsidiaries), (ii) the right or ability of Rymer (or, as applicable, the Surviving Corporation) and its subsidiaries, taken as a whole, to carry on their respective businesses as now or proposed to be conducted, or (iii) the ability of the Merger Sub, Rymer or the Surviving Corporation to perform their respective obligations under this Agreement. A Material Adverse Effect shall be deemed to have occurred if the cumulative effect of an individual event and all other then existing events would result in a Material Adverse Effect. In addition to, and not in limitation of, the foregoing, a "Material Adverse Effect" shall be deemed to have occurred if the relevant change, effect, event, occurrence, condition or development (or the cumulative effect of all changes, effects, events, occurrences, conditions or developments) is valued at $100,000 or greater.

                           "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority, political subdivision, agency or instrumentality of a Governmental Authority;

                           "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

                           "Tax" or "Taxes" means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales, use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, unemployment, social security (or similar), severance, disability, customs duties, stamp, occupation, alternative or add-on minimum, estimated and other taxes, charges, fees, assessments, levies or charges of any kind whatsoever including deficiencies, penalties, additions to tax, and interest attributable thereto, whether disputed or not; and

                           "Tax Return" means any return, declaration, estimate, information return, report, statement, and claim for refund or filing with respect to any Taxes, including any schedules attached thereto and including any amendment thereof.

         (b) As used in this Agreement, the following terms shall have the meanings ascribed thereto in the Section or paragraph of this Agreement indicated below:

         1933 Act                           Section 3.03(b)
         --------
         1934 Act                           Section 3.03(b)
         --------
         Agreement                          Introductory Paragraph
         ---------
         Antitrust Division                 Section 6.06
         ------------------
         Benefit Plans                      Section 3.18(a)
         -------------
         Blue Sky Laws                      Section 3.03(b)
         -------------
         Certificate of Merger              Section 1.02
         ---------------------
         Certificates                       Section 2.02(c)
         ------------
         Closing                            Section 1.02
         -------

         Closing Date                       Section 1.02
         ------------
         Confidentiality Agreement          Section 6.01
         -------------------------
         DGCL                               Section 1.01
         ----
         Disclosure Schedule                Article III
         -------------------
         Dissenting Shares                  Section 2.04(a)
         -----------------
         Earnest Money                      Section 6.15
         -------------
         Effective Time                     Section 1.02
         --------------
         Escrow Agent                       Section 6.15
         ------------
         ERISA                              Section 3.18(a)
         -----
         Financial Statements               Section 3.07
         --------------------
         Food Acts                          Section 3.13(a)
         ---------
         FTC                                Section 6.06
         ---
         GAAP                               Section 3.07
         ----
         HSR Act                            Section 3.03(b)
         -------
         Insurance                          Section 3.22
         ---------
         Intellectual Property              Section 3.19
         ---------------------
         Interim Financial Statements       Section 6.05
         ----------------------------
         IRS                                Section 3.18(a)
         ---
         Laws                               Section 3.03(a)
         ----
         Licenses                           Section 3.13(b)
         --------
         Merger                             Section 1.01
         ------
         Merger Consideration               Section 2.01(b)
         --------------------
         Merger Sub                         Introductory Paragraph
         ----------
         Option Consideration               Section 2.03(a)
         --------------------
         Parent                             Introductory Paragraph
         ------
         Parent Costs                       Section 8.03(c)
         ------------
         Paying Agent                       Section 2.02(a)
         ------------
         Products Liability                 Section 3.23
         ------------------
         Proxy Statement                    Section 6.02(a)
         ---------------
         Real Property                      Section 3.15(c)
         -------------
         Related Party                      Section 3.25
         -------------
         Rymer                              Introductory Paragraph
         -----
         Rymer Balance Sheet                Section 3.07
         -------------------
         Rymer Common Stock                 Recitals
         ------------------
         Rymer Common Stock Equivalents     Section 3.06
         ------------------------------
         Rymer SEC Reports                  Section 3.08
         -----------------
         Rymer Stock Option                 Section 2.03(a)
         ------------------
         Rymer Stock Option Plan            Section 2.03(a)
         -----------------------
         SEC                                Section 3.08
         ---
         Staff                              Section 6.02(a)
         -----
         Stockholders' Meeting              Section 6.03
         ---------------------
         Surviving Corporation              Section 1.01
         ---------------------
         Termination Fee                    Section 8.03(e)
         ---------------
         Third Party Inquiry                Section 6.14(a)
         -------------------
         Third Party Transaction            Section 6.14(a)
         -----------------------
         Transaction Costs                  Section 8.03(a)
         -----------------
         Voting Agreements                  Recitals
         -----------------

                                   ARTICLE XI
                               GENERAL PROVISIONS

                  Section 11.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) the second business day after being deposited in the United States mail registered or certified (return receipt requested), or (iii) the first business day after being deposited with Fed Ex or any other recognized national overnight courier service, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to Parent or Merger Sub:

                                    FLP Holdings III LLC
                                    1301 West 22nd Street, Suite 615
                                    Oak Brook, Illinois 60523
                                    Attention: Robert J. Pachmayer

                           With copies to:

                                    Michael Best & Friedrich LLP
                                    100 East Wisconsin Avenue
                                    Milwaukee, Wisconsin  53202
                                    Attention: Roger D. Strode


                  (b)      If to Rymer:

                                    Rymer Foods, Inc.
                                    4600 South Packers Avenue
                                    Chicago, Illinois  60609
                                    Attention:  Paul Conti

                                    With a copy to:

                                    Shefsky & Froelich Ltd.
                                    444 North Michigan Ave.
                                    Chicago, Illinois  60611
                                    Attention: Mitchell D. Goldsmith

                  Section 11.02 Miscellaneous. Except for the provisions of the Confidentiality Agreement, this Agreement (including the exhibits, schedules, documents and instruments referred to herein or therein):

                           (i) constitutes the entire agreement, and supersedes
                  all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

                           (ii) shall not be assigned by operation of Law or
                  otherwise (except that Parent and Merger Sub may assign their respective rights and obligations hereunder as collateral security to any person providing financing to Parent and/or Merger Sub; provided, that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations); and

                           (iii) may be executed in two or more counterparts
                  which together shall constitute a single agreement.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, next of kin, distributees, executors, administrators and personal representatives.

                  Section 11.03 Waiver; Remedies. No delay or failure on the part of any party hereto to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power, or privilege hereunder operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

                  Section 11.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule, Law or regulation, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

                  Section 11.05 Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

                  Section 11.06 Governing Law. This Agreement shall be construed in accordance with the Laws of the State of Delaware (without regard to principles of conflicts of Laws) applicable to contracts made and to be performed within such State.

                  Section 11.07 Third-Party Beneficiaries. No third parties are intended to benefit from this Agreement, and no third-party beneficiary rights shall be implied from anything contained in this Agreement.

                  Section 11.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

                  Section 11.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 11.10 Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  Section 11.11 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

                  Section 11.12 Further Assurances. Each party hereto from time to time hereafter, and upon request, shall execute, acknowledge and deliver such other instruments as reasonably may be required to more effectively carry out the terms and conditions of this Agreement.

                  Section 11.13 Recitals. The Recitals to this Agreement are true and correct and are a part of this Agreement hereby incorporated by reference.

                       [SIGNATURES ON NEXT PAGE FOLLOWING]





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


         IN WITNESS WHEREOF, Parent, Merger Sub and Rymer have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                FLP HOLDINGS III LLC


                                By:      /s/ Robert J. Pachmayer
                                    ----------------------------------------

                                Its:     Managing Member of Forest Lake
                                    ----------------------------------------
                                         Partners, LLC, its Manager
                                --------------------------------------------

                                RYMER FOODS, INC.


                                By:      Paul Conti
                                   -----------------------------------------

                                Its:     Chief Executive Officer
                                     ---------------------------------------


                                RFI ACQUISITION, INC.


                                By:      /s/ Robert J. Pachmayer
                                    ----------------------------------------

                                Its:     President
                                     ---------------------------------------





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